Filed Pursuant to Rule 424(b)(5)
Registration No. 333-233669
CALCULATION OF REGISTRATION FEE
Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
5.020% Junior Subordinated Notes due 2031	$287,951,375(1)	$31,415.50(2)
Notes:—
(1)	Represents an aggregate principal amount of $287,500,000 of stated amount of the 5.020% Junior Subordinated Notes due 2031 offered hereby, at a public price of 100.157%.
(2)	Calculated pursuant to Rules 457(o) and 457(r) under the Securities Act.

P R O S P E C T U S S U P P L E M E N T
(To prospectus dated September 9, 2019)
$287,500,000

South Jersey Industries, Inc.
5.020% Junior Subordinated Notes due 2031
On April 23, 2018, South Jersey Industries, Inc (“SJI”) issued $287,500,000 aggregate principal amount of SJI’s 2018 Series A 3.70% remarketable junior subordinated notes due 2031, referred to in this remarketing prospectus supplement as the notes, in connection with our issuance of 5,750,000 equity units, referred to in this remarketing prospectus supplement as the “Equity Units.” The notes were issued as a component of the Equity Units that initially were in the form of a corporate unit, referred to in this remarketing prospectus supplement as the “Corporate Units,” consisting of a purchase contract issued by SJI to purchase shares of our common stock and a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of the notes. This remarketing prospectus supplement relates to the remarketing of $287,500,000 aggregate principal amount of those notes on behalf of the Corporate Unit holders and holders of notes held separately from Corporate Units, if any, who elect to participate in the remarketing.
The notes will mature on April 15, 2031. The interest rate on the notes will be reset to 5.020% per annum, effective on and after March 30, 2021. Interest on the notes will be payable semi-annually on April 15 and October 15 of each year. The first interest payment on the remarketed notes will be made on April 15, 2021, which payment will include interest accrued at an annual rate of 3.70% from and including January 15, 2021 to but excluding the settlement date and at an annual rate of 5.02% from and including the settlement date to but excluding April 15, 2021.
We will not receive any proceeds from the remarketing of the notes.
The notes are unsecured and subordinated obligations and will be subordinated to all of our Priority Indebtedness (as defined under “Description of the Remarketed Junior Subordinated Notes—Subordination”). Additional information about our current outstanding indebtedness and the relative priorities of our indebtedness is described below under “Description of the Remarketed Junior Subordinated Notes—Ranking.”
Investing in the notes involves risks. Please read “Risk Factors” beginning on page S-8 of this remarketing prospectus supplement and on page and 5 of the accompanying prospectus.
Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this remarketing prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
	Per Note	Total
Remarketed Offering Price(1)	100.157%	$287,951,375
Remarketing Fee to Remarketing Agents	0.65%	$1,868,750
Net Proceeds to Participating Holders(2)	99.507%	$286,082,625
(1)	Plus accrued interest at an annual rate of 3.70% from and including January 15, 2021 to but excluding the settlement date.
(2)	We will not receive any proceeds from the remarketing. See “Use of Proceeds” in this remarketing prospectus supplement.
The remarketing agents expect to deliver the notes in book-entry form only through The Depository Trust Company on or about March 30, 2021.
Joint Remarketing Agents
BofA Securities	Wells Fargo Securities
Co-Remarketing Agents
Citizens Capital Markets	TD Securities
The date of this remarketing prospectus supplement is March 25, 2021

Remarketing Prospectus Supplement
Prospectus
We have not authorized anyone to provide any information other than that contained or incorporated by reference in this remarketing prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.
We are not, and the remarketing agents are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this remarketing prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein or that is contained in any free writing prospectus issued by us is accurate only as of their respective dates. Our business, financial condition, results of operation and prospects may have changed since those dates.
S-i

About this Remarketing Prospectus Supplement
We provide information to you about the notes in two separate documents. The first part is this remarketing prospectus supplement, which describes the specific terms of the remarketing of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this remarketing prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides general information about securities we may offer from time to time, including securities other than the notes being remarketed by this prospectus supplement. If information in this remarketing prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information in this remarketing prospectus supplement.
It is important for you to read and consider all of the information contained in this remarketing prospectus supplement, the documents incorporated by reference herein and the accompanying prospectus in making your investment decision. You also should read and consider the information in the documents we have referred you to in “Where You Can Find Additional Information” and “Incorporation by Reference” in this remarketing prospectus supplement and the accompanying prospectus.
We include cross-references in this remarketing prospectus supplement and the accompanying prospectus to captions in these materials where you can find additional related discussions. The table of contents in this remarketing prospectus supplement provides the pages on which these captions are located.
Unless otherwise indicated or the context otherwise requires, references in this remarketing prospectus supplement to “SJI,” “the Company,” “we,” “us” and “our” refer to South Jersey Industries, Inc. and its subsidiaries.
All references in this remarketing prospectus supplement to the Annual Report on Form 10-K for the year ended December 31, 2020 refer to the Annual Report on Form 10-K, as filed with the SEC on February 25, 2021.
S-ii

Special Note Regarding Forward-Looking Statements
Certain statements contained in this remarketing prospectus supplement and the accompanying prospectus, including information incorporated by reference, may qualify as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements included or incorporated by reference in this remarketing prospectus supplement and the accompanying prospectus, other than statements of historical fact, including statements regarding guidance, industry prospects, future results of operations or financial position, expected sources of incremental margin, strategy, financing needs, future capital expenditures and the outcome or effect of ongoing litigation, should be considered forward-looking statements made in good faith by SJI and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this remarketing prospectus supplement and the accompanying prospectus, including information incorporated by reference, or any other documents, words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy,” “target,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were made and are inherently uncertain. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; changes in business strategies; and the risks set forth under “Risk Factors” in this remarketing prospectus supplement and under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020, incorporated by reference herein, and in our other SEC filings incorporated by reference into this remarketing prospectus supplement. These cautionary statements should not be construed by you to be exhaustive and they are made only as of the date of this remarketing prospectus supplement. While the Company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find Additional Information.”
S-iii

Summary
The following summary should be read together with the information contained or incorporated by reference in other parts of this remarketing prospectus supplement and the accompanying prospectus. This summary highlights selected information from this remarketing prospectus supplement and the accompanying prospectus about our business and the remarketing of the notes. For a more complete understanding of our Company and this remarketing, we encourage you to read this remarketing prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference into the remarketing prospectus supplement and the accompanying prospectus, carefully to understand fully our notes as well as other considerations that are important in making an investment decision. You should pay special attention to the “Risk Factors” section in this remarketing prospectus supplement, page 5 of the accompanying prospectus and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2020, incorporated by reference. In this summary, “SJI,” “we,” “us,” “our” and the “Company” refer only to South Jersey Industries, Inc. and any successor obligor, and not to any of its subsidiaries.
South Jersey Industries
SJI, a New Jersey corporation, was formed in 1969 for the purpose of owning and holding all of the outstanding common stock of South Jersey Gas Company, a public utility, and acquiring and developing non-utility lines of business. SJI provides a variety of energy-related products and services, primarily through the following wholly-owned subsidiaries:
SJI Utilities, Inc. (“SJIU”)
SJIU is a holding company that owns SJG and ETG and, until its sale, owned ELK (each as defined below).
South Jersey Gas Company (“SJG”), a New Jersey corporation, is an operating public utility company engaged in the purchase, transmission and sale of natural gas for residential, commercial and industrial use. SJG also sells natural gas and pipeline transportation capacity (off-system sales) on a wholesale basis to various customers on the interstate pipeline system and transports natural gas purchased directly from producers or suppliers to their customers. SJG contributed approximately $108.1 million to SJI’s net income on a consolidated basis in 2020.
SJG’s service territory covers approximately 2,500 square miles in the southern part of New Jersey. It includes 113 municipalities throughout Atlantic, Cape May, Cumberland and Salem Counties and portions of Burlington, Camden and Gloucester Counties. SJG benefits from its proximity to Philadelphia, PA and Wilmington, DE on the western side of its service territory and the popular shore communities on the eastern side. Continuing expansion of SJG’s infrastructure throughout its seven-county region has fueled annual customer growth and creates opportunities for future extension into areas not yet served by natural gas.
Elizabethtown Gas Company (“ETG”) is a regulated natural gas utility which distributes natural gas in seven counties in northern and central New Jersey. ETG serves residential, business and industrial customers, with a service territory that covers the northern part of New Jersey, including municipalities throughout Union, Middlesex, Sussex, Warren, Hunterdon, Morris and Mercer Counties. ETG was founded in 1855 and is based in Union, New Jersey. ETG contributed net income of approximately $47.7 million during 2020.
Elkton Gas Company (“ELK”) is a regulated natural gas utility which distributes natural gas in northern Maryland, specifically its service territory in Elkton, Maryland. In July 2020, we completed the sale of ELK to a third-party buyer. Total consideration received was approximately $15.6 million, with working capital and other closing adjustments pending.
Nonutility Operations
SJI groups its nonutility operations into two categories: Energy Group and Energy Services. Energy Group includes wholesale energy and retail electric operations. Energy Services includes on-site energy production and appliance service operations. SJI established South Jersey Energy Solutions, LLC (“SJES”) as a direct subsidiary for the purpose of serving as a holding company for all of SJI’s non-utility businesses, with the exception of SJI Midstream, LLC (“SJIM”), discussed below. Other than SJIM, the following businesses are wholly-owned subsidiaries of SJES:

Energy Group:
South Jersey Energy Company (“SJE”) provides services for the acquisition and transportation of electricity for retail end users and markets total energy management services. SJE markets electricity to residential, commercial and industrial customers. Most customers served by SJE are located within New Jersey, northwestern Pennsylvania and New England. In 2020, SJE had a net loss of approximately $1.3 million which reduced SJI’s net income on a consolidated basis by such amount.
South Jersey Resources Group, LLC (“SJRG”) markets natural gas storage, commodity and transportation assets along with fuel management services on a wholesale basis. Customers include energy marketers, electric and gas utilities, power plants and natural gas producers. SJRG’s marketing activities occur mainly in the mid-Atlantic, Appalachian and southern regions of the country.
SJRG also conducts price risk management activities by entering into a variety of physical and financial transactions including forward contracts, swap agreements, option contracts and futures contracts. In 2020, SJRG contributed approximately $25.3 million to SJI’s net income on a consolidated basis.
South Jersey Exploration, LLC (“SJEX”) owns oil, gas and mineral rights in the Marcellus Shale region of Pennsylvania. SJEX is considered part of SJI’s wholesale energy operations. In 2020, SJEX contributed approximately $0.4 million to SJI’s net income on a consolidated basis.
Energy Services:
Marina Energy, LLC (“Marina”) develops and operates on-site energy-related projects. Marina’s wholly-owned subsidiaries include AC Landfill Energy, LLC (“ACLE”), BC Landfill Energy, LLC (“BCLE”), SC Landfill Energy, LLC (“SCLE”), and SX Landfill Energy, LLC (“SXLE”), which owns and operates landfill gas-to-energy production facilities in Atlantic, Burlington, Salem and Sussex Counties, respectively, located in New Jersey. On June 1, 2020, the BCLE, SCLE, and SXLE landfill gas-to-energy production facilities ceased operations after receiving approval from their respective local governmental authorities to do so.
Marina owns four limited liability companies which own and operate rooftop solar generation sites located in New Jersey. All four were acquired in 2020. In 2020, SJI, through Marina, formed the Catamaran Renewables, LLC (“Catamaran”) joint venture with a third party partner. Catamaran owns 100% of Annadale Community Clean Energy Projects LLC (“Annadale”), of which Marina has a 93% ownership interest. Catamaran was formed for the purpose of developing, owning and operating renewable energy projects, and will support SJI’s commitment to clean energy initiatives. Annadale has constructed two fuel cell projects totaling 7.5 MW in Staten Island, New York which began operations in December 2020. In 2020, Marina contributed approximately $14.9 million to SJI’s net income on a consolidated basis.
South Jersey Energy Service Plus, LLC (“SJESP”) receives commissions on appliance service contracts from a third party. In 2020, SJESP contributed approximately $1.7 million to SJI’s net income on a consolidated basis.
SJI Energy Investments, LLC (“SJEI”) provides energy procurement and cost reduction services. Included within SJEI are: Applied Energy Partners, LLC, an aggregator, broker and consultant in the retail energy markets, which was acquired in August 2019, and EnerConnex, LLC (“EnerConnex”), a retail and wholesale broker and consultant that matches end users with suppliers for the procurement of natural gas and electricity, which became 100% owned in 2020. In 2020, SJEI contributed approximately $0.4 million to SJI’s net income on a consolidated basis.
Midstream:
SJI Midstream, LLC (“SJIM”) is a direct, wholly owned subsidiary of SJI and engages in midstream gas projects. SJIM owns a 20% equity investment, along with four other unrelated investors, in PennEast Pipeline Company, LLC. In 2020, SJIM contributed approximately $4.2 million to SJI’s net income on a consolidated basis.
Other:
SJI Renewable Energy Ventures, LLC and SJI RNG Devco, LLC are newly formed subsidiaries which hold the equity interest in REV LNG, LLC and the renewable natural gas development rights in certain dairy farms, respectively.

Energy & Minerals, Inc. principally manages liabilities associated with its discontinued operations of nonutility subsidiaries.
Recent Offerings
On March 17, 2021, we priced an offering of $300 million aggregate stated amount of our new equity units (or $345 million aggregate stated amount of our new equity units in total if the underwriters of that offering exercise in full their option to purchase additional new equity units) (the “New Equity Units”). Each New Equity Unit is comprised of a purchase contract issued by us to purchase shares of our common stock and a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of our 2021 Series B 1.65% remarketable junior subordinated notes due 2029 (the “Series B notes”).
On March 17, 2021, we also priced an offering of 10,250,000 shares of our common stock, par value $1.25 per share (or 11,787,500 shares if the underwriters of that offering exercise in full their option to purchase additional shares of common stock) at a price per share of $22.25. In addition, we entered into a forward sale agreement with Bank of America, N.A. with respect to 9,887,641 shares of our common stock.
We intend to use the net proceeds from these recent offerings for the repayment of indebtedness, capital expenditures primarily for regulated businesses, including infrastructure investments at our utility business, and general corporate purposes.
This remarketing of the notes is not contingent on the recent offerings, and the recent offerings are not contingent upon this remarketing of the notes.
General
Our principal executive offices are located at 1 South Jersey Plaza, Folsom, New Jersey 08037, and our telephone number at that address is (609) 561-9000.

The Remarketing
Issuer
South Jersey Industries, Inc.
Securities Remarketed
$287,500,000 aggregate principal amount of notes on behalf of holders of Corporate Units and holders of notes held separately from Corporate Units, if any, who elect to participate in the remarketing.
Maturity Date
The notes will mature on April 15, 2031. The first interest payment on the remarketed notes will be made on April 15, 2021, which payment will include interest accrued at an annual rate of 3.70% from and including January 15, 2021 to but excluding the settlement date and at an annual rate of 5.02% from and including the settlement date to but excluding April 15, 2021.
Interest Rate
The interest rate on the notes will be reset to 5.020% per annum, effective on and after March 30, 2021.
Interest Payment Dates
Interest on the notes will be payable semi-annually on April 15 and October 15 of each year. The first interest payment on the remarketed notes will be made on April 15, 2021, which payment will include interest accrued at an annual rate of 3.70% from and including January 15, 2021 to but excluding the settlement date and at an annual rate of 5.02% from and including the settlement date to but excluding April 15, 2021.
Redemption
Following the remarketing, the notes will cease to be redeemable at our option.
Ranking
The notes are unsecured and subordinated obligations and will be subordinated to all of our Priority Indebtedness (as defined under “Description of the Remarketed Junior Subordinated Notes—Subordination”). Additional information about our current outstanding indebtedness and the relative priorities of our indebtedness is described below under “Description of the Remarketed Junior Subordinated Notes—Ranking.”
Use of Proceeds
We will not receive any proceeds from the remarketing of the notes. Additional information about the use of the proceeds from this remarketing is described below under “Use of Proceeds.”
Listing
The notes will not be listed on any national securities exchange.

Summary Consolidated Financial Information
The following table sets forth selected consolidated financial information for us. The summary consolidated financial data has been derived from our audited consolidated financial statements and related notes for the three years ended December 31, 2020, 2019 and 2018 contained in our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated in this remarketing prospectus supplement by reference. The summary financial information should be read in conjunction with the audited consolidated financial statements described above and the related notes. Our historical financial data may not be indicative of the results of operations or financial position to be expected in the future.
(In thousands except for per share data)	Historical South Jersey Industries, Inc.
	Year ended December 31,
	2020	2019	2018
Statements of consolidated income and statements of consolidated cash flows data:
Total Operating Revenues	$1,541,383	$1,628,626	$1,641,338
Total Operating Expenses	1,259,161	1,427,421	1,540,593
Operating Income	282,222	201,205	100,745
Income from Continuing Operations	157,297	77,189	17,903
Net Income	157,042	76,917	17,663
Basic Earnings (Loss) per Common Share	1.62	0.84	0.21
Diluted Earnings per Common Share	1.62	0.84	0.21
Capital Expenditures	(486,451)	(504,212)	(341,120)
Consolidated operating data:
Economic Earnings(1)	$$162,959	$103,040	$116,234
Economic Earnings per Share	$1.68	$1.12	$1.38
(1)
We define “Economic Earnings” as: Income from Continuing Operations, (i) less the change in unrealized gains and plus the change in unrealized losses on non-utility derivative transactions; (ii) less income and plus losses attributable to noncontrolling interest; and (iii) less the impact of transactions, contractual arrangements or other events where management believes period to period comparisons of SJI’s operations could be difficult or potentially confusing. With respect to part (iii) of the definition of Economic Earnings, items excluded from Economic Earnings for the years ended December 31, 2020, 2019 and 2018 include impairment charges; the impact of pricing disputes with third parties; costs to acquire ETG and ELK; costs incurred and gains recognized on the acquisitions of Annadale (fuel cell projects) and EnerConnex; costs to prepare to exit the transaction service agreement (“TSA”); costs incurred and gains/losses recognized on sales of solar, Marina Thermal Facility (“MTF”) and ACB Energy Partners, LLC (“ACB”), ELK and SJE’s retail gas business; costs incurred to cease operations at three landfill gas-to-energy production facilities; customer credits related to the acquisition of ETG and ELK; Early Retirement Incentive Program (“ERIP”) costs; severance and other employee separation costs; and additional tax adjustments including a state deferred valuation allowance and a one-time tax expense resulting from SJG’s stipulation of settlement with the New Jersey Board of Public Utilities (“BPU”). See (A)-(H) in the table below.

Economic Earnings is a significant financial measure used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, as well as the impact of contractual arrangements and other events that management believes make period to period comparisons of SJI’s operations difficult or potentially confusing. Management uses Economic Earnings to manage its business and to determine such items as incentive/compensation arrangements and allocation of resources. Specifically regarding derivatives, we believe that this financial measure indicates to investors the profitability of the entire derivative-related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. We believe that considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction. Economic Earnings for 2020 increased $59.9 million, or 58.2%, to $163.0 million compared to 2019. The significant drivers for the overall change were as follows (all numbers in the bullet points below are presented after-tax):
•
The Economic Earnings contribution from gas utility operations at SJG increased $21.9 million to $109.3 million, primarily due to an increase in base rates as the BPU approved the settlement of SJG’s rate case petition in September 2020, along with customer growth and the roll-in to rates of infrastructure program investments. SJG’s utility margin also increased from its Conservation Incentive Program (“CIP”) mechanism as discussed in “Utility Margin—SJG Utility Operations” in our Annual Report on Form 10-K for the year ended December 31, 2020, incorporated by reference in this remarketing prospectus supplement. These were partially offset with increases in depreciation and maintenance expenses.

•
The Economic Earnings contribution from on-site energy production at Marina increased $18.1 million to $15.7 million, primarily due to Investment Tax Credit (“ITC”) recorded on assets of recently acquired fuel cell and solar projects. These were partially offset with depreciation recorded on solar projects previously held for sale and the impact of less earnings from MTF/ACB due to its sale in February 2020 (see Note 1 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, incorporated by reference in this remarketing prospectus supplement).

•
The Economic Earnings contribution from the wholesale energy operations at SJRG increased $16.0 million to $24.8 million, primarily due to higher margins on daily energy trading activities, along with a refund received from a third party supplier as discussed in Note 1 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, incorporated by reference in this remarketing prospectus supplement.

•
The Economic Earnings contribution from gas utility operations at ETG increased $13.5 million to $47.7 million, primarily due to positive margins due to favorable changes in base rates resulting from the completion of ETG’s rate case in November 2019 (see Note 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, incorporated by reference in this remarketing prospectus supplement), along with customer growth and lower maintenance expenses. This was partially offset with higher operations and depreciation expenses.

•
Partially offsetting the above items is a $7.3 million increase in financing and interest costs at the SJI level (i.e. excluding SJG and ETG, as these are included in the Economic Earnings contributions noted above) during 2020 compared to 2019. These were primarily due to interest incurred on higher amounts of long-term debt outstanding, along with expenses incurred to terminate SJI’s interest rate swaps (see Note 16 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, incorporated by reference in this remarketing prospectus supplement).

The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share (in thousands, except per share data):
	Historical South Jersey Industries, Inc.
	Year ended December 31,
	2020	2019	2018
Income from Continuing Operations	$157,297	$77,189	$17,903
Minus/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives*	(5,145)	14,546	(35,846)
Loss Attributable to Noncontrolling Interest	42	—	—
Loss on Property, Plant and Equipment (A)	—	10,745	105,280
Net Losses from Legal Proceedings in a Pricing Dispute(B)	—	2,366	5,910
Acquisition/Sale Costs(C)	2,174	3,468	34,674
Customer Credits (D)	—	—	15,333
ERIP and Other Postretirement Benefits (“OPEB”)(E)	—	—	6,733
Other Costs(F)	1,983	4,179	—
Income Taxes(G)	527	(9,423)	(33,753)
Additional Tax Adjustments(H)	6,081	—	—
Economic Earnings	$162,959	$103,040	$116,234
Earnings (Loss) per Share from Continuing Operations	$1.62	$0.84	$0.21
Minus/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives*	(0.05)	0.16	(0.42)
Loss on Property, Plant and Equipment(A)	—	0.12	1.24
Net Losses from Legal Proceedings in a Pricing Dispute(B)	—	0.02	0.07
Acquisition/Sale Costs(C)	0.02	0.04	0.41
Customer Credits(D)	—	—	0.18
ERIP and OPEB(E)	—	—	0.08
Other Costs(F)*	0.02	0.04	—
Income Taxes(G)	0.01	(0.10)	(0.39)
Additional Tax Adjustments(H)	0.06	—	—
Economic Earnings per Share	$1.68	$1.12	$1.38
The following table presents a reconciliation of SJG’s income from continuing operations to Economic Earnings:
	2020	2019	2018
Income from Continuing Operations	$108,059	$87,394	$82,949
Plus:
Additional Tax Adjustments (H)	1,214	—	—
Economic Earnings	$109,273	$87,394	$82,949
*	Certain reclassifications have been made to the prior period numbers in these tables to conform to the current period presentation.
(A)
Represents impairment charges taken as follows: in 2019 on solar generating facilities along with the agreement to sell MTF and ACB, which were both driven by the expected purchase prices being less than the carrying value of the assets; and in 2018 on solar generating facilities, which was also primarily driven by the purchase price in the agreement to sell solar assets being less than the carrying amount of the assets, along with Landfill Gas-to-Energy (“LFGTE”) assets, which was primarily driven by the remaining carrying value of these assets no longer being recoverable.
(B)
Represents net losses, including interest, legal fees and the realized difference in the market value of the commodity (including financial hedges) resulting from a ruling in a legal proceeding related to a pricing dispute between SJI and a gas supplier that began in October 2014.

(C)	Represents the following:
•	Costs incurred in 2020 to acquire EnerConnex, Annadale, and four solar limited liability companies.
•	Gain recorded in 2020 on the step-acquisition of EnerConnex.
•	Costs incurred and gains/losses recognized in 2020 on the sales of MTF/ACB and ELK.
•
Costs incurred and gains recognized in all three periods on the sale of certain solar assets included in Assets Held for Sale in previous periods. The gains pertain to those projects that were not impaired in previous periods.

•	Costs incurred in 2018 on the agreement to acquire the assets of ETG and ELK, and costs incurred in 2019/2020 to prepare to exit the transaction services agreement.
•	Costs incurred in 2018 on the sale of the retail gas business of SJE.
(D)	Represents credits to ETG and ELK customers that were required as part of the ETG/ELK Acquisition.
(E)	Represents costs incurred on the Company’s ERIP as well as the benefit of amending the Company’s OPEB.
(F)	Represents severance and other employee separation costs, along with costs incurred to cease operations at three landfill gas-to-energy production facilities.
(G)	The income taxes on (A) through (F) above are determined using a combined average statutory tax rate applicable to each period presented.
(H)	Represents additional tax adjustments, primarily including a state deferred tax valuation allowance at SJI, and a one-time tax expense resulting from SJG’s Stipulation of Settlement with the BPU.
	Historical South Jersey Industries, Inc.
	As of December 31,
(In thousands)	2020	2019
Consolidated balance sheets data:
Total assets	$6,689,148	$6,365,340
Long-term debt	2,776,400	2,070,086
Total equity	1,666,876	1,423,785
	Historical South Jersey Industries, Inc.
	Year ended December 31,
(In thousands)	2020	2019	2018
Operating Revenues:
SJI Utilities:
SJG Utility Operations	$571,787	569,226	548,000
ETG Utility Operations	349,392	325,133	125,604
ELK Utility Operations	4,793	7,949	3,302
Subtotal SJI Utilities	925,972	902,308	676,906
Energy Group:
Wholesale Energy Operations	571,590	607,093	636,005
Retail Gas and Other Operations	—	—	101,543
Retail Electric Operations	34,005	81,193	176,945
Subtotal Energy Group	605,595	688,286	914,493
Energy Services:
On-Site Energy Production	15,617	48,748	72,374
Appliance Service Operations	1,978	2,042	1,957
Subtotal Energy Services	17,595	50,790	74,331
Corporate & Services	56,690	44,511	51,000
Subtotal	1,605,852	1,685,895	1,716,730
Intersegment Sales	(64,469)	(57,269)	(75,392)
Total Operating Revenues	$1,541,383	$1,628,626	$1,641,338

Risk Factors
In considering whether to purchase the notes, you should carefully consider all of the information contained in or incorporated by reference in this remarketing prospectus supplement and the accompanying prospectus. In particular, you should consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference in this remarketing prospectus supplement, as well as the additional risks described below. Additional risks and uncertainties not currently known to us or those currently viewed by us to be immaterial may also materially and adversely affect us.
Risks Related to the Notes
The secondary market for the notes may be illiquid.
The notes are not listed on any national securities exchange and have no established trading market. The remarketing agents have advised us that they intend to make a market in the notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. We cannot predict how the notes will trade in the secondary market or whether the market will be liquid or illiquid. There can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell these securities or whether a trading market, if it develops, will continue.
Even if a trading market for the notes does develop, you may not be able to sell your notes at a particular time, if at all, or you may not be able to obtain the price you desire for your notes. The notes may trade at a discount from their initial offering price depending on many factors including prevailing interest rates, the market for similar securities, our credit rating, the interest of securities dealers in making a market for the notes, the price of any other securities we issue, the performance prospects and financial condition of our Company as well as of other companies in our industry.
The trading price of the notes may not fully reflect the value of their accrued but unpaid interest.
The notes may trade at a price that does not fully reflect the value of their accrued but unpaid interest. If you dispose of your notes between record dates for interest payments, you will be required to include in gross income the daily portions of original issue discount through the date of disposition in income as ordinary income, and to add this amount to your adjusted tax basis in the notes disposed of. To the extent the selling price is less than your adjusted tax basis, you will recognize a loss.
We could enter into various transactions that could increase the amount of our outstanding indebtedness, or adversely affect our capital structure or credit ratings, or otherwise adversely affect holders of the notes.
The indenture governing the notes does not generally prevent us from entering into a variety of acquisition, change of control, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into any transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the notes.
The indenture governing the notes does not limit our indebtedness, prevent dividends or generally prevent highly leveraged transactions; there are no financial covenants in the indenture.
Neither we nor any of our subsidiaries are restricted from incurring additional debt or other liabilities, including additional Priority Indebtedness, under the indenture pursuant to which the notes will be issued. As of December 31, 2020, we had approximately $2.5 billion principal amount of outstanding long-term debt on an unconsolidated basis that will be senior to the notes. In addition, we were obligated as of that date under other obligations included in the definition of Priority Indebtedness to which the notes will be subordinated pursuant to the terms of the indenture. We do not have any debt securities outstanding that would rank on parity with, or junior to, the notes. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities.
There are no financial covenants in the indenture, and there are no covenants or any other provisions in the indenture which may afford you protection in the event of a highly leveraged transaction.

The notes are subordinated to our existing and future Priority Indebtedness and are structurally subordinated to any existing or future preferred stock, indebtedness, guarantees and other liabilities of our subsidiaries.
The notes are obligations exclusively of SJI and will not be guaranteed by any of our subsidiaries. The notes are subordinated to our existing and future Priority Indebtedness (as defined under “Description of the Remarketed Junior Subordinated Notes—Subordination”) and will be structurally subordinated to existing or future preferred stock, indebtedness, guarantees and other liabilities, including trade payables, of our subsidiaries. The indenture governing the notes does not restrict us or our subsidiaries from incurring substantial additional indebtedness in the future.
As of December 31, 2020, we had approximately $2.5 billion principal amount of outstanding long-term debt on an unconsolidated basis that will be senior to the notes. In addition, we were obligated as of that date under other obligations included in the definition of Priority Indebtedness to which the notes will be subordinated pursuant to the terms of the indenture. We do not have any debt securities outstanding that would rank on parity with, or junior to, the notes.
Our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our respective payment obligations on the notes. Even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Use of Proceeds
We are remarketing up to $287,500,000 aggregate principal amount of notes to investors on behalf of holders of Corporate Units and holders of notes held separately from Corporate Units, if any, who elect to participate in the remarketing.
We will not receive any cash proceeds from the remarketing of the notes. Instead, the proceeds of the remarketing will be used as follows:
•
$287,500,000 of the proceeds (which is equal to the Treasury portfolio purchase price described below under “Remarketing”) will be used to purchase the Treasury portfolio (described under “Remarketing”); and

•
any proceeds from the remarketing of the notes that are components of the Corporate Units after deducting the treasury portfolio purchase price and the remarketing fee attributable to such notes will be remitted to U.S. Bank Trust National Association, as the purchase contract agent, for pro rata payment to the holders of the Corporate Units.

Capitalization
The following table presents our capitalization on:
•	an actual basis as of December 31, 2020;
•	an adjusted basis as of December 31, 2020 to give effect to the recent offerings (see “Summary—Recent Offerings”); and
•	a further adjusted basis as of December 31, 2020 to give effect to this remarketing.
You should read the information below in conjunction with the section entitled “Use of Proceeds,” the consolidated financial statements and related notes incorporated by reference herein and the other financial information included or incorporated by reference in this remarketing prospectus supplement or the accompanying prospectus.
December 31, 2020 (in thousands)	Actual	As Adjusted	As Further Adjusted
2018 Series A 5.020% Junior Subordinated Notes due 2031	$287,500	$287,500	$287,500
2021 Series B 1.65% Remarketable Junior Subordinated Notes due 2029	—	291,000	291,000
Other long-term debt(1)	2,631,701	2,631,701	2,631,701
Total long-term debt	2,919,201	3,210,201	3,210,201
Shareholders’ equity(2):
Common Stock: par value $1.25 per share; Authorized Shares: 220,000,000 shares; Outstanding Shares: 100,591,940	125,740	138,553	138,553
Premium on common stock	1,218,000	1,425,268	1,425,268
Treasury stock (at par)	(321)	(321)	(321)
Accumulated other comprehensive loss	(38,216)	(38,216)	(38,216)
Retained earnings	355,678	355,678	355,678
Total South Jersey Industries, Inc. Equity	1,660,881	1,880,961	1,880,961
Noncontrolling Interest	5,995	5,995	5,995
Total equity	1,666,876	1,886,956	1,886,956
Total capitalization	$4,443,276	$4,954,356	$4,954,356
(1)	Including $142,801,000 in current portion of long-term debt.
(2)
Unless otherwise indicated, the number of shares of our common stock presented in this remarketing prospectus supplement excludes (i) shares of our common stock that we may be required to sell to the underwriters in lieu of the forward seller selling our common stock to the underwriters; (ii) 42,515 shares of treasury stock; and (iii) 1,927,274 shares of common stock issuable upon the exercise of outstanding restricted stock awards or reserved for issuance pursuant to future grants of awards under our 2015 Omnibus Equity Compensation Plan.

Description of the Remarketed Junior Subordinated Notes
In this Description of the Remarketed Junior Subordinated Notes, “SJI,” “we,” “us,” “our” and the “Company” refer only to South Jersey Industries, Inc. and any successor obligor, and not to any of its subsidiaries.
The following summary description sets forth certain terms and provisions of the 2018 Series A 5.020% remarketed junior subordinated notes due 2031 (the “notes”). Because this description is a summary, it does not describe every aspect of the notes and should be read together with the forms of notes, the subordinated indenture (as defined under “—Ranking”) under which the notes were issued and the first supplemental indenture (as defined under “—Ranking”) establishing the terms of the notes. The subordinated indenture and the first supplemental indenture were filed as exhibits to, and incorporated by reference in, the registration statement of which the accompanying prospectus is a part. In this summary, we refer to the subordinated indenture, as supplemented by the first supplemental indenture, together, as the “indenture.”
The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and you should refer to the Trust Indenture Act for provisions that apply to the notes.
General
The remarketed notes offered by this remarketing prospectus supplement were initially issued as a separate series of debt securities under the junior subordinated indenture. We may issue an unlimited amount of other securities under the subordinated indenture which are on parity with the notes.
The notes are our unsecured and subordinated obligations and will be subordinated to all of our Priority Indebtedness (as defined under “—Subordination”). Additional information about our current outstanding indebtedness and the relative priorities of our indebtedness is described below under “—Ranking.”
The notes were issued in fully registered form only, without coupons. Any notes that were issued as separate securities as a result of the creation of Treasury Units (“Treasury Units”) or in connection with an early settlement, early settlement upon a fundamental change, a remarketing, a termination or a settlement with separate cash were initially represented by one or more fully registered global securities (the “global securities”) deposited with the indenture trustee, as custodian for The Depository Trust Company (“DTC”), as depository, and registered in the name of DTC or DTC’s nominee. A beneficial interest in a global security will be shown on, and transfers or exchanges thereof will be effected only through, records maintained by DTC and its participants, as described below under “—Book-Entry Issuance—The Depository Trust Company.” The authorized denominations of the notes are $1,000 and any larger amount that is an integral multiple of $1,000. However, if a holder is entitled to receive notes in an aggregate principal amount that is not an integral multiple of $1,000 upon termination of the purchase contracts as described under “Description of the Purchase Contracts—Termination” above, we will issue upon request of the purchase contract agent notes in denominations of $50 and integral multiples thereof. Except in certain circumstances described below, the notes that are issued as global securities will not be exchangeable for notes in definitive certificated form.
Each Corporate Unit included a 1/20, or 5%, undivided beneficial ownership interest in a note having a principal amount of $1,000 that corresponds to the stated amount of $50 per Corporate Unit.
The notes are not subject to a sinking fund provision and, prior to the purchase contract settlement date (as defined below), will not be subject to defeasance. After April 15, 2021, or if such day is not a business day, the following business day (such date, the “purchase contract settlement date”), the notes will be subject to defeasance. The entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on April 15, 2031. Holders will have the right to require us to purchase their notes under certain circumstances. The indenture does not contain any financial covenants or restrict us from paying dividends, making investments, incurring indebtedness or repurchasing our securities. The indenture does not contain provisions that afford holders of the notes protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. The indenture does not limit our ability to issue or incur other debt or issue preferred stock.

The notes were initially offered in the aggregate principal amount of $287.5 million. Any such new notes, together with the existing notes, will constitute a single series of securities under the indenture. The existing notes and any new notes having the same terms as the notes offered hereby subsequently issued under the indenture will be treated as a single series for all purposes under the indenture, including, without limitation, voting waivers and amendments.
We will not pay any additional amounts to holders of the notes in respect of any tax, assessment or governmental charge.
Ranking
The notes were issued by us under a junior subordinated indenture dated as of April 23, 2018 (the “subordinated indenture”) between us and U.S. Bank National Association (referred to herein as the “indenture trustee”), as supplemented by a supplemental indenture dated as of April 13, 2018 (the “first supplemental indenture” and, together with the subordinated indenture, the “indenture”), the terms of which are described in this remarketing prospectus supplement. We may issue under the subordinated indenture additional debt securities that rank on parity with the notes.
The notes are unsecured and rank junior in payment to all of our existing and future Priority Indebtedness, as described under “—Subordination.” The notes are also effectively subordinated to all liabilities of our subsidiaries. All of our existing long-term debt is Priority Indebtedness. See “—Subordination.”
Because we are a holding company and conduct all of our operations through our subsidiaries, our ability to meet our obligations under the notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of the notes will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. As of December 31, 2020, we had approximately $2.5 billion principal amount of outstanding long-term debt on an unconsolidated basis that will be senior to the notes. In addition, we were obligated as of that date under other obligations included in the definition of Priority Indebtedness to which the notes will be subordinated pursuant to the terms of the indenture. We do not have any debt securities outstanding that would rank on parity with, or junior to, the notes. The provisions of the indenture do not limit the amount of indebtedness or preferred stock issuable by our subsidiaries. We and our subsidiaries expect to incur additional indebtedness from time to time.
Principal and Interest
The notes will mature on April 15, 2031 (the “stated maturity date”) and initially bore interest from the date of original issuance at the rate of 3.70% per annum. The interest rate on the notes has been reset to 5.020%, in accordance with the terms under which the notes were initially issued, and this reset rate will become effective on the settlement date of the remarketing, which will be the third business day following the remarketing date (or, if the notes are priced after 4:30 p.m. New York City time on the remarketing date, the fourth business day following the remarketing date). Interest on notes will now be payable on a semi-annual basis on April 15 and October 15 of each year (each, an “interest payment date”), commencing on April 15, 2021 (which payment will include interest accrued at an annual rate of 3.70% from and including January 15, 2021 to but excluding the settlement date and at an annual rate of 5.02% from and including the settlement date to but excluding April 15, 2021), and at maturity. Subject to certain exceptions, the indenture provides for the payment of interest on an interest payment date only to persons in whose names the notes are registered at the close of business on the record date, which will be the close of business on the first day of the calendar month immediately preceding the calendar month in which the applicable interest payment date falls (whether or not a business day). Notwithstanding the foregoing, any interest payable at maturity will be paid to the person to whom principal is payable. Interest will be calculated on the basis of a 360-day year of twelve 30-day months, and with respect to any period less than a full calendar month, on the basis of the actual number of days elapsed in a 30-day month.
The remarketing agents are not obligated to purchase any notes that would otherwise remain unsold in the remarketing. None of the Company, the remarketing agents or any agent of the Company or the remarketing agents will be obligated in any case to provide funds to make payment upon tender of notes for remarketing.
If any interest payment date, maturity date or the date (if any) on which we are required to purchase the notes is not a business day, then the applicable payment will be made on the next succeeding day that is a business day, and no interest will accrue or be paid in respect of such delay. “Business day,” for purposes of the indenture, means any day that is not a Saturday or Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to close or a day on which the corporate trust office of the indenture trustee is closed for business.
Remarketing
We have entered into a remarketing agreement with the remarketing agents to conduct an optional remarketing, where the notes that are a part of Corporate Units and any separate notes whose holders have elected to participate in the remarketing will be remarketed.
During the period from 4:00 p.m., New York City time, on March 2, 2021 until March 29, 2021 (the applicable blackout period that relates to the applicable remarketing period between March 4, 2021 and March 29, 2021):
•	you may not settle a purchase contract early;
•	you may not create Treasury Units; and
•	you may not recreate Corporate Units from Treasury Units.
Following the remarketing of the notes:
•	the interest rate on the notes will be reset as described above in “Description of the Remarketed Junior Subordinated Notes—Principal and Interest”;
•	interest will be payable on the notes semi-annually on April 15 and October 15 of each year;
•	the notes will cease to be redeemable at our option; and
•	we will cease to have the ability to defer interest payments on the notes.
All such modifications will take effect without the consent of holders, on the remarketing settlement date or the purchase contract settlement date, as the case may be, and will apply to all notes, whether or not included in the remarketing. All other terms of the notes will remain unchanged.
Remarketing of Notes That Are Not Included in Corporate Units
At any time after we give notice of a remarketing (other than during a blackout period), holders of notes that do not underlie Corporate Units may elect to have their notes remarketed in such remarketing in the same manner as notes that underlie Corporate Units by delivering their notes along with a notice of this election to the custodial agent. The custodial agent will hold the notes separate from the collateral account in which the pledged securities will be held. Holders of notes electing to have their notes remarketed will also have the right to make or withdraw such election at any time on or prior to 4:00 p.m., New York City time, on the second business day immediately preceding the first day of the remarketing period, as the case may be, in each case, other than during a blackout period. During the remarketing period, each holder of separate notes that elects to have its notes remarketed will receive, for each $1,000 principal amount of notes sold, the remarketing price per note. The “remarketing price per note” means, for each $1,000 principal amount of notes, an amount in cash equal to the quotient of the Treasury portfolio purchase price divided by the number of notes having a principal amount of $1,000 included in such remarketing that are held as components of Corporate Units. For the purposes of determining the proceeds that the remarketing agent will seek to obtain for the notes in the remarketing, the “separate notes purchase price” means the amount in cash equal to the product of (1) the remarketing price per note and (2) the number of notes having a principal amount of $1,000 included in such remarketing that are not part of Corporate Units. Any accrued and unpaid interest on such notes (including compounded interest thereon) will be paid in cash by us, on the purchase contract settlement date.
Redemption
We may redeem the notes at our option only if there has been a failed final remarketing. Following a successful remarketing of the notes, the notes will cease to be redeemable at our option.

Events of Default
Each of the following is an “Event of Default” with respect to the notes:
•	failure to pay required interest on the notes for 30 days;
•	failure to pay when due principal on the notes;
•
failure to perform, for 90 days after notice, any other covenant in the indenture applicable to the notes, unless such period is extended or corrective action is initiated within such periods and is being diligently pursued; and

•	certain events of bankruptcy or insolvency, whether voluntary or not.
If an Event of Default should occur and be continuing, either the indenture trustee or the holders of at least 25% in total principal amount of outstanding notes may declare each note immediately due and payable.
The holders of a majority in principal amount of outstanding notes may waive a default or Event of Default, other than a default in the payment of principal of, or interest on, the notes (including the redemption price or purchase price of the notes, if applicable), or a default or Event of Default with respect to a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding note.
If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest, the court could disallow recovery of such portion.
The holders of a majority in principal amount of outstanding notes will be entitled to control certain actions of the indenture trustee. The indenture trustee generally will not be required to take any action requested, ordered or directed by any of the holders of the notes, unless one or more of such holders shall have offered to the indenture trustee security and/or indemnity satisfactory to it.
Before any holder of notes may institute action for any remedy, except payment on such holder’s notes when due, the holders of not less than a majority in principal amount of outstanding notes must request the indenture trustee to take action. Holders must also offer and give the indenture trustee security and/or indemnity satisfactory to it against liabilities incurred by the indenture trustee for taking such action.
We are required to annually furnish the indenture trustee a statement as to our compliance with all conditions and covenants under the indenture. The indenture trustee is required, within 90 days after the occurrence of a default, to give notice of all defaults to each holder of the notes. However, the indenture provides that the indenture trustee may withhold notice to the holders of the notes of any default, other than a default in the payment of principal of, or interest on, the notes (including the redemption price or purchase price of the notes, if applicable), if it considers withholding notice to be in the interests of the holders of the notes.
Consolidation, Merger or Sale
We will agree not to merge or consolidate with any other person or sell or convey all or substantially all of our assets to any person unless (i) either we are the continuing person, or the successor (if other than us) is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such person expressly assumes the due and punctual payment of the principal of and interest on the notes, and the due and punctual performance and observance of all of the covenants and conditions of the indenture to be performed by us by supplemental indenture in form satisfactory to the indenture trustee, executed and delivered to the indenture trustee by such person, and (ii) immediately after giving effect to such merger or consolidation, or such sale or conveyance, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, will occur and be continuing.
In case of any such consolidation, merger or conveyance, such successor will succeed to and be substituted for us, with the same effect as if it had been named as us in the indenture, and in the event of such conveyance (other than by way of a lease), we will be discharged of all of our obligations and covenants under the indenture and the notes.

Modification of Indenture Without Holder Consent
Without the consent of any holders of notes, we and the indenture trustee may from time to time amend and/or supplement the indenture and the notes for the following purposes:
•
to evidence the succession of another person to us, or successive successions, and the assumption by such successor of our covenants, agreements and obligations pursuant to the provisions described under “—Consolidation, Merger or Sale”;

•
to add to our covenants such further covenants, restrictions or conditions as we in good faith consider to be for the protection of the holders of the notes, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions or conditions a default or an Event of Default; provided that such supplemental indenture may provide for a particular grace period or an immediate enforcement upon such default or limit the remedies available to the indenture trustee upon such default;

•
to change or eliminate any provision of the indenture; provided, however, that any such change or elimination becomes effective only when there are no notes outstanding, or the notes are not entitled to the benefit of such provision;

•
as determined by us in good faith, to cure any ambiguity or to correct or supplement any provision contained in the indenture that may be defective or inconsistent with any other provisions contained therein;

•
to make such other provision in regard to matters or questions arising under the indenture or to make any other changes in the provisions of the indenture; provided that such action will not adversely affect the interest of the holders of the notes in any material respect;

•	to mortgage or pledge to the indenture trustee as security for the notes any property or assets;
•	to qualify, or maintain the qualification of, the indenture under the Trust Indenture Act;
•	to evidence and provide for the acceptance of appointment under the indenture by a successor trustee;
•
to supplement the indenture to such extent as is necessary to permit or facilitate the defeasance and discharge of the notes; provided that any such action shall not adversely affect the interests of any holder of a note or coupon in any material respect;

•
following the purchase contract settlement date, to supplement any of the provisions of the notes to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the notes pursuant to the indenture, provided that any such action will not adversely affect the interests of any holder of any note in any material respect;

•
to set forth the terms of the notes following the remarketing to incorporate the reset interest rate and semi-annual interest payment dates and to eliminate the notes’ optional redemption and interest deferral provisions; or

•
to conform the terms of the indenture and the notes to the descriptions thereof contained in this “Description of the Remarketed Junior Subordinated Notes” section, as supplemented and/or amended by the related pricing term sheet.

Modification of Indenture with Holder Consent
Under the indenture, supplemental indentures for the purposes of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of the notes under the indenture may be entered into by us and the indenture trustee, with the consent of the holders of not less than a majority in principal amount of the notes. However, no such supplemental indenture shall:
•
change the maturity of the notes, or reduce the rate or extend the time of payment of any interest thereon or on any overdue principal amount or reduce the principal amount thereof, or change the provisions pursuant to which the rate of interest on the notes is determined if such change could reduce the rate of interest thereon, or reduce the minimum rate of interest thereon (if any), or reduce any amount payable upon any redemption thereof, or reduce the amount to be paid at maturity or make the principal thereof or any interest thereon or on any overdue principal amount payable in any coin or currency other than U.S. dollars or impair or affect the right to institute suit for the payment thereof when due without the consent of the holder of each note so affected;
•	reduce the percentage of notes, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all notes then outstanding;
•
modify any of the provisions of the indenture relating to modifications, waivers of our compliance with covenants thereunder or direction of the indenture trustee by holders of notes, except to increase the percentage of holders who must consent thereto or to provide that certain other provisions cannot be modified or waived without the consent of the holders of all notes then outstanding;

•	modify the provisions relating to the subordination of the notes in a manner adverse to the holders thereof without the consent of the holder of each note so affected;
•	modify the put right of holders of the notes upon a failed remarketing in a manner materially adverse to the holders without the consent of the holder of each note so affected; or
•	modify the remarketing provisions of the notes in a manner materially adverse to the holders without the consent of the holder of each note so affected.
For the avoidance of doubt, the immediately preceding sentence will not limit our ability to modify the terms of the notes in connection with a remarketing that is made in accordance with the terms of the indenture.
A supplemental indenture that changes or eliminates any covenant or other provision of the indenture expressly included solely for the benefit of holders of securities other than the notes, or which modifies the rights of the holders of securities other than the notes with respect to such covenant or other provision, will be deemed not to affect the rights under the indenture of the holders of the notes.
We may omit to comply with any covenant or condition contained in the indenture if holders of a majority in principal amount of the notes waive such compliance.
Satisfaction and Discharge
The indenture provides that, after the purchase contract settlement date, at our option, we will be discharged from all obligations in respect of the notes then outstanding (except for certain obligations to register the transfer of or exchange the notes, to replace stolen, lost or mutilated notes, and to maintain paying agencies) if all of the notes have become due and payable, or are to become due and payable within one year, and we, in each case, irrevocably deposit in trust with the indenture trustee money and/or securities backed by the full faith and credit of the United States that through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all of the principal of and interest on the notes on the stated maturity date in accordance with the terms thereof.
Defeasance
The indenture allows for, after the purchase contract settlement date, at our option, legal and/or covenant defeasance with respect to the notes. In order to defease the notes, the following conditions must be met (subject to certain limitation in the indenture):
•
we must irrevocably deposit with the trustee in trust (1) an amount in U.S. dollars, or (2) government obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment of principal of (and premium, if any) and interest, if any, on the notes, money, or (3) a combination thereof, in any case, in an amount, sufficient, without consideration of any reinvestment of such principal and interest, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge, the principal of (and premium, if any) and interest, if any, on the notes, to and including their stated maturity of the notes;

•
such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•
in the case of legal defeasance, no event of default or event which with notice or lapse of time or both would become an event of default with respect to the notes shall have occurred and be continuing on the date of such deposit and, with respect to legal defeasance only, at any time during the period ending on the 91st day after the date of such deposit;

•
if the notes are to be redeemed prior to their stated maturity, notice of such redemption shall have been duly given pursuant to the indenture or provision therefor satisfactory to the trustee shall have been made;

•	we must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the legal defeasance or covenant defeasance have been complied with;
•
we must deliver to the trustee an opinion of counsel to the effect that beneficial owners of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our exercise of our option to defease the notes, and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred, which opinion of counsel must be based, solely in the case of legal defeasance, upon a ruling of the Internal Revenue Service (the “IRS”) to the same effect or a change in applicable U.S. federal income tax law or related treasury regulations after the date of the indenture.

Subordination
The notes will be subordinate and junior in right of payment to all Priority Indebtedness as defined below.
If:
•	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;
•	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Priority Indebtedness; or
•
the maturity of any Priority Indebtedness has been accelerated because of a default on that Priority Indebtedness, then the holders of Priority Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Priority Indebtedness, and, in the case of the second and third instances, of all amounts due on that Priority Indebtedness, or we will make provision for those payments, before the holders of any notes have the right to receive any payments of principal or interest on their notes.

“Priority Indebtedness” means the principal, premium, interest and any other payment in respect of any of the following:
•	all of our current and future indebtedness for borrowed or purchase money whether or not evidenced by notes, debentures, bonds or other similar written instruments;
•	our obligations under synthetic leases, finance leases and capitalized leases;
•	our obligations for reimbursement under letters of credit, surety bonds, banker’s acceptances, security purchase facilities or similar facilities issued for our account;
•
any of our other indebtedness or obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements; and

•	all indebtedness of others of the kinds described in the preceding categories which we have assumed, endorsed or guaranteed or with respect to which we have a similar contingent obligation.
However, “Priority Indebtedness” will not include trade accounts payable, accrued liabilities arising in the ordinary course of business, indebtedness to our subsidiaries, and any other indebtedness that effectively by its terms, or expressly provides that it, ranks on parity with, or junior to, the notes.
Priority Indebtedness will be entitled to the benefits of the subordination provisions in the indenture irrespective of the amendment, modification or waiver of any term of the Priority Indebtedness. We may not amend the indenture to change the subordination provisions in a manner adverse to the holders of Priority Indebtedness without the consent of each holder of Priority Indebtedness that the amendment would adversely affect.
The notes will be unsecured and will be subordinated and junior in right of payment, to the extent and in the manner stated in the indenture, to all of our existing and future Priority Indebtedness. The notes will be effectively subordinated to all liabilities of our subsidiaries. Holders of the notes should recognize that contractual provisions in the indenture may prohibit us from making payments on the notes.
The indenture does not restrict or limit in any way our ability to incur Priority Indebtedness. As of December 31, 2020 we had approximately $2.5 billion principal amount of outstanding long-term debt on an unconsolidated basis that will be senior to the notes. In addition, we were obligated as of that date under other obligations included in the definition of Priority Indebtedness to which the notes will be subordinated pursuant to the terms of the indenture. We do not have any debt securities outstanding that would rank on parity with, or junior to, the notes.
Title
Prior to due presentment for registration of transfer of any note, we, the indenture trustee and any agent of ours or the indenture trustee may deem and treat the person in whose name such note is registered as the absolute owner of such note (whether or not payments in respect of such note are overdue and notwithstanding any notation of ownership or other writing thereon) for the purpose of receiving payment of or an account of the principal of and interest on such note and for all other purposes; and neither we nor the indenture trustee nor any agent of ours or the indenture trustee will be affected by any notice to the contrary.
Governing Law
The indenture and the notes provide that they will be governed by and for all purposes construed in accordance with the laws of the State of New York (without regard to conflicts of laws principles thereof).
The Indenture Trustee
The indenture trustee under the indenture is U.S. Bank National Association. We and certain of our affiliates maintain banking and credit relationships with U.S. Bank National Association. U.S. Bank National Association and its affiliates have purchased, and may purchase in the future, our securities and securities of our affiliates. The indenture trustee is permitted to engage in other transactions with us. If the indenture trustee acquires any “conflicting interest” as defined under the Trust Indenture Act, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.
In addition, the indenture trustee is the registrar and paying agent with respect to the notes.
Book-Entry Issuance—The Depository Trust Company
The notes are issued in fully registered form and will be registered in the name of the purchase contract agent. The notes that do not form a part of the Corporate Units will be evidenced by one or more global notes registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. Such global notes will be deposited with the indenture trustee as custodian for DTC.
Purchases of the notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note (“beneficial owner”) is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participant through which they purchased the notes. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except as set forth below.
To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other nominee do not affect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Notices will be sent to DTC.
Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the voting or consenting rights of Cede & Co. to those direct participants to whose accounts the notes are credited on the record date. We believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the notes.
Payments of principal and interest on the notes will be made to Cede & Co. (or such other nominee of DTC). DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the indenture trustee, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of each participant and not of DTC, the indenture trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or other such nominee of DTC) is our responsibility. Disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.
In a few special situations described below, a book-entry security representing the notes will terminate and interests in it will be exchanged for physical certificates representing the notes. After that exchange, the choice of whether to hold securities directly or in street name will be up to you. You must consult your bank, broker or other financial institution to find out how to have your interests in the notes transferred to your name, so that you will be a direct holder.
The special situations for termination of a global security representing the notes are:
•	DTC notifies us that it is unwilling or unable to continue as depository for that global security and no successor depository has been appointed within 90 days after our receipt of such notice;
•
DTC ceases to be a “clearing agency” registered under the Exchange Act when DTC is required to be so registered and we receive notice of such cessation, and no successor depository has been appointed within 90 days after our receipt of such notice or our becoming aware of such cessation; or

•
any Event of Default with respect to the notes has occurred and is continuing, or any other event has occurred and is continuing, which after notice or lapse of time, would become an Event of Default with respect to the notes, and any beneficial owner requests that its beneficial interest be exchanged for a physical certificate.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving us or the indenture trustee reasonable notice. In the event no successor securities depository is obtained, interests in the global notes will be exchanged for physical certificates representing the notes.
The information in this section concerning DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor the remarketing agents take any responsibility for the accuracy of this information.
The indenture trustee shall have no responsibility or obligation to any beneficial owner of a note that is issued as a global security, a member of, or a participant in, DTC or other person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the notes or with respect to the delivery to any participant, member, beneficial owner or other person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any notes (or other security or property) under or with respect to such notes. All notices and communications to be given to the holders of the notes and all payments to be made to the holders of the notes in respect of the notes shall be given or made only to or upon the order of the registered holders of the notes (which shall be DTC or its nominee in the case of a note that is issued as a global security). The rights of beneficial owners in any note that is issued as a global security shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The indenture trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.
The indenture trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the indenture or under applicable law with respect to any transfer of any interest in any note (including any transfers between or among direct participant of DTC or beneficial owners of interests in any note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, the indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
Neither the indenture trustee nor any agent shall have any responsibility or liability for any actions taken or not taken by DTC.
Agreed U.S. Federal Income Tax Treatment
Each beneficial owner of a note, by purchasing a note, will be deemed to have agreed (unless otherwise required by any taxing authority or a change in applicable law after the date of the purchase in this remarketing) to treat the notes as indebtedness for all U.S. federal, state and local tax purposes. This position will be binding on each beneficial owner of a note, but not on the IRS. See “Material United States Federal Income Tax Considerations.”

Remarketing
Under the terms and conditions contained in the remarketing agreement, dated as of February 12, 2021, as amended, by and among us, U.S. Bank National Association, as purchase contract agent and attorney-in-fact of the holders of the purchase contracts, and BofA Securities, Inc. and Wells Fargo Securities, LLC, as representatives of the remarketing agents named below, the remarketing agents have severally agreed to use their commercially reasonable efforts to remarket the notes on March 22, 2021 at an aggregate price of approximately 5.020% of the sum of the treasury portfolio purchase price (as defined below) and the separate notes purchase prices (as defined below), if any.
Name	Principal Amount of Remarketed Notes
BofA Securities, Inc.	$110,687,500
Wells Fargo Securities, LLC	110,687,500
Citizens Capital Markets, Inc.	33,062,500
TD Securities (USA) LLC	33,062,500
Total	$287,500,000
On the settlement date of the remarketing, the portion of the proceeds equal to the Treasury portfolio purchase price (as defined below) will, except as described below, be used to purchase the Treasury portfolio and the remaining proceeds attributable to the notes underlying the Corporate Units will be remitted to the purchase contract agents for distribution pro rata to the holders of such Corporate Units. The portion of the proceeds attributable to the separate notes sold in the remarketing will be remitted to the custodial agent for distribution on the settlement date pro rata to the holders of such separate notes.
Settlement with respect to the notes will occur on the third business day following the remarketing date, unless the remarketed notes are priced after 4:30 p.m. New York City time on the remarketing date, in which case settlement will occur on the fourth business day following the remarketing date.
The interest rate on the notes will be reset by the remarketing agents in consultation with us on the remarketing date and will become effective on the settlement date. The other modifications to the terms of the notes, as described in this remarketing prospectus supplement, will become effective. After the settlement date, your Corporate Units will consist of a purchase contract and the applicable ownership interest in the Treasury portfolio (or cash), as described herein, and you may no longer create Treasury Units or recreate Corporate Units from Treasury Units.
The “Treasury portfolio purchase price” means the lowest aggregate ask-side price quoted by a primary U.S. government securities dealer in new York City to the quotation agent selected by us between 9:00 a.m. and 4:00 p.m., New York City time, on the remarketing date for the purchase of the Treasury portfolio for settlement on the remarketing settlement date; provided that if the Treasury portfolio consists of cash, “Treasury portfolio purchase price” means the amount of such cash.
Following the remarketing and receipt of the proceeds, the collateral agent will purchase, at the Treasury portfolio purchase price, a Treasury portfolio consisting of:
•
U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to the purchase contract settlement date in an aggregate amount at maturity equal to the principal amount of the notes underlying the undivided beneficial ownership interests in notes included in the Corporate Units on the remarketing date; and

•
U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to the purchase contract settlement date in an aggregate amount at maturity equal to the aggregate interest payment (assuming no reset of the interest rate) that would have been paid to the holders of the Corporate Units on the purchase contract settlement date on the principal amount of the notes underlying the undivided beneficial ownership interests in notes included in the Corporate Units on the optional remarketing date.

If U.S. Treasury securities (or principal or interest strips thereof) that are to be included in the Treasury portfolio in connection with the remarketing have a yield that is less than zero, the Treasury portfolio will consist of an amount in cash equal to the aggregate principal amount at maturity of the U.S. Treasury securities described in the bullet points above. If the provisions set forth in this paragraph apply, references in this remarketing prospectus supplement to a “Treasury security” and “U.S. Treasury securities (or principal or interest strips thereof)” in connection with the Treasury portfolio will, thereafter, be deemed to be references to such amount in cash.
The applicable ownership interests in the Treasury portfolio will be substituted for the undivided beneficial ownership interests in notes that are components of the Corporate Units and the portion of the Treasury portfolio described in the first bullet above will be pledged to us through the collateral agent to secure the Corporate Unit holders’ obligation under the purchase contracts. On the purchase contract settlement date, for each Corporate Unit, $50 of the proceeds from the Treasury portfolio will automatically be applied to satisfy the Corporate Unit holder’s obligation to purchase common stock under the purchase contract. In addition, proceeds from the portion of the Treasury portfolio described in the second bullet, which will equal the interest payment (assuming no reset of the interest rate) that would have been paid on the notes that were components of the Corporate Units at the time of remarketing, will be paid on the purchase contract settlement date to the holders of the Corporate Units.
If the remarketing has not occurred on or prior to March 29, 2021 (the last day of the optional remarketing period), we will cause a notice of the failed remarketing to be published no later than 9:00 a.m., New York City time, on the business day immediately following the last date of the optional remarketing period. This notice will be validly published by furnishing such information on Form 8-K or by making a timely release to any appropriate news agency, including Bloomberg Business News or the Dow Jones News Service. We will similarly cause a notice of a successful remarketing of the notes to be published no later than 9:00 a.m., New York City time, on the business day immediately following the date of such successful remarketing. We have the right to postpone this remarketing in our sole and absolute discretion.
The “separate notes purchase price” means the amount in cash equal to the product of (1) the remarketing price per note and (2) the number of notes having a principal amount of $1,000 included in the remarketing that are not part of Corporate Units. Any accrued and unpaid interest on such notes (including compounded interest thereon) will be paid in cash by us, on the purchase contract settlement date.
In connection with the remarketing, the remarketing agents have reset the rate of interest payable on the notes to the rest rate of 5.020% per annum. The reset rate will be effective upon the closing of the remarketing on March 30, 2021.
Pursuant to the Supplemental Remarketing Agreement, dated as of March 25, 2021, by and among us and the remarketing agents, the remarketing agents will be entitled to receive a remarketing fee equal to $1,868,750 which will be paid by us. Equity Unit holders and holders of separate notes will not be responsible for the payment of any remarketing fees or expenses in connection with the remarketing. We estimate that our total expenses for this remarketing, excluding the remarketing fees, will be $300,000.
The notes are not listed on any national securities exchange and have no established trading market. We have been informed by the remarketing agents that they intend to make a market in the notes, but they are not obligated to do so and may cease market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.
The remarketing agents and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The remarketing agents and their respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Affiliates of BofA Securities, Inc. are lenders under our term loan credit facility, and affiliates of Wells Fargo Securities, LLC are lenders under our revolving credit facility.
We have agreed to indemnify the remarketing agents against or contribute to payments that the remarketing agents may be required to make in respect of certain liabilities, including liabilities under the Securities Act.

Material United States Federal Income Tax Considerations
The following is a summary of material U.S. federal income tax consequences relating to the purchase, ownership and disposition of the notes acquired in this remarketing. This summary is limited to beneficial owners who purchase the notes in this remarketing at their offering price and who hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address the tax considerations applicable to subsequent purchasers of the notes. This summary is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, nor does it discuss any other U.S. federal tax consequences (such as estate or gift tax consequences) or any state, local or non-U.S. tax consequences. In addition, this summary does not discuss all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of the notes by prospective investors in light of their particular circumstances. In particular, this summary does not address all of the tax consequences that may be relevant to investors subject to special treatment under U.S. federal income tax laws, such as:
•
dealers in securities, commodities or currencies, brokers, banks, financial institutions, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income taxes, regulated investment companies, real estate investment trusts, retirement plans, tax-exempt entities or insurance companies;

•	certain former citizens or long-term residents of the United States;
•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•	U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;
•	persons holding notes as part of a hedging, integrated, constructive sale, or conversion transaction or a straddle;
•	partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities);
•	persons subject to special tax accounting rules, including under Section 451(b) of the Code;
•	persons subject to the alternative minimum tax or the Medicare contribution tax; or
•	“controlled foreign corporations” or “passive foreign investment companies” and shareholders in such entities.
The discussion below is based upon the provisions of the Code, applicable U.S. Treasury regulations promulgated thereunder, and administrative rulings and judicial decisions, all as of the date hereof. Those authorities may be subject to different interpretations and may be changed, potentially retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding the notes should consult their tax advisors regarding the tax consequences to them of the ownership and disposition of the notes.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of the notes that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust if (i) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of the notes that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.
THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES. PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS) OF PURCHASING, OWNING AND DISPOSING OF THE NOTES.
Classification of the Notes
Generally, characterization of an obligation as indebtedness for U.S. federal income tax purposes is made at the time of the issuance of the obligation. Consistent with our belief that the notes constituted indebtedness for U.S. federal income tax purposes at the time of the issuance of the notes, we have treated and will continue to treat the notes as indebtedness for U.S. federal income tax purposes. It is possible that the IRS will successfully assert that the notes are not properly treated as indebtedness, in which case your tax consequences from the ownership and disposition of the notes may differ from those described below. By acquiring notes in the remarketing, you will be deemed to have agreed to treat the notes as indebtedness for U.S. federal income tax purposes. The remainder of this discussion assumes that the notes will be treated as indebtedness.
U.S. Holders
Treatment of the Notes
We have treated the notes as “variable rate debt instruments.” We intend to continue to continue treating the notes in this manner, and the remainder of this discussion assumes that this treatment will be respected. There are, however, no Treasury regulations, rulings or other authorities that address whether debt instruments that are substantially similar to the notes should be treated as “variable rate debt instruments,” and therefore the U.S. federal income tax treatment of the notes is unclear and other characterizations are possible. For example, it is possible that the notes could be treated as “contingent payment debt instruments.” In that event, U.S. holders would be required to accrue original issue discount (“OID”) income based on the “comparable yield” of the notes. In general, the comparable yield of the notes would be the rate at which we would issue a fixed-rate debt instrument with terms and conditions similar to the notes. It is possible that the comparable yield of the notes could exceed the stated interest rate, in which case you may be required to include in income amounts in excess of the stated interest payments on the notes. In addition, if the notes were treated as contingent payment debt instruments, any gain that you would recognize upon a sale, exchange or other taxable disposition of the notes would generally be treated as ordinary interest income. U.S. holders should consult their tax advisor concerning alternative characterizations and treatments of the notes under the OID rules.
Pre-Acquisition Accrued Interest
The purchase price of the notes sold in this remarketing will include an amount of interest attributable to interest accrued for the period prior to this remarketing. We believe that the portion of the first interest payment on the notes equal to the amount of such pre-acquisition accrued interest should be treated as a return of such pre-acquisition accrued interest, rather than as an amount payable on the notes. Assuming this treatment is respected, the portion of the first interest payment on the notes equal to the pre-acquisition accrued interest will not be treated as taxable interest income and a U.S. holder’s adjusted tax basis in the notes will be reduced by a corresponding amount. This discussion assumes that this treatment will be respected, and references in this discussion to stated interest do not include such portion of the first interest payment equal to the pre-acquisition accrued interest. U.S. holders should consult their own tax advisors concerning the tax treatment of any pre-acquisition accrued interest on the notes.
Payments of Interest
Interest on a note generally will be taxable to a U.S. holder as ordinary interest income at the time it is received or accrued, in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Bond Premium
If the amount paid by a U.S. holder for a note pursuant to this remarketing (excluding any amount attributable to pre-acquisition accrued interest) is greater than its principal amount, such U.S. holder will generally be considered to have purchased the note with “bond premium” in the amount equal to such excess. A U.S. holder generally may be able to elect to amortize this bond premium, using a constant-yield method, over the remaining term of the note by offsetting the interest income on such note allocable to an accrual period with the premium allocable to such accrual premium. If a U.S. holder makes such an election, such U.S. holder’s adjusted tax basis in the note will be reduced by the amount of premium amortized. If a U.S. holder does not elect to amortize the premium, the premium will decrease the gain or increase the loss such U.S. holder would otherwise recognize on a disposition of such note. An election to amortize bond premium applies to all taxable debt obligations owned or acquired by the U.S. holder on or after the first day of the first taxable year for which the election is made and may be revoked only with the consent of the IRS. U.S. holders should consult with their own tax advisors regarding the election to amortize bond premium.
Sale, Exchange, Redemption or Other Taxable Disposition of Notes
Upon a sale, exchange, redemption or other taxable disposition of a U.S. holder’s interest in a note, the U.S. holder will recognize gain or loss in an amount equal to the difference between the amount realized by such U.S. holder on such disposition of the note and such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will be equal to the amount that such U.S. holder paid for the note, reduced by the amount of any bond premium previously amortized by such U.S. holder with respect to the note and any payments on the note other than payments of qualified stated interest. For purposes of determining gain or loss, the proceeds received by such U.S. holder upon such a disposition will not include any amount properly attributable to accrued but unpaid interest, which amount will be taxable as ordinary interest income to the extent not previously included in income by such U.S. holder. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. holder held such note for a period of more than one year. Long-term capital gains recognized by non-corporate U.S. holders are subject to reduced rates. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
Information reporting generally will apply to payments made by us on, or the proceeds from the sale or other disposition of, the notes, unless the U.S. holder establishes that it is an exempt recipient. In addition, U.S. federal backup withholding may apply to such payments if the U.S. holder fails to provide a properly completed and executed IRS Form W-9 providing such U.S. holder’s correct taxpayer identification number and certifying that such U.S. holder is not subject to backup withholding or otherwise fails to establish an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS.
Non-U.S. Holders
Payment of Interest
Subject to the discussion below under “—Information Reporting and Backup Withholding” and “FATCA,” payments of interest on the notes to a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax, provided that:
•	such interest is not effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States;
•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;
•	the non-U.S. holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and
•	either (a) the non-U.S. holder provides a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form or successor form) certifying, under penalties of perjury,

that it is not a “U.S. person”(as defined in the Code) and providing its name and address or (b) a financial institution that holds the notes on behalf of the non-U.S. holder certifies, under penalties of perjury, that it has received such properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form or successor form) from the non-U.S. holder and provides a copy thereof.
If a non-U.S. holder cannot satisfy one of the last three requirements described above and interest on the notes is not effectively connected with the conduct of a trade or business in the United States, payments of interest on the notes will generally be subject to withholding tax at a rate of 30%, or the rate specified by an applicable income tax treaty.
Any interest payments that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment of the non-U.S. holder in the United States) generally are not subject to U.S. federal withholding tax, provided that the non-U.S. holder complies with applicable certification and other requirements. Instead, such payments generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.
Sale, Exchange, Redemption or Other Taxable Disposition the Notes
Subject to the discussion below under “—Information Reporting and Backup Withholding” and “FATCA,” except with respect to any accrued and unpaid interest, which will be treated as described above under “—Payments of Interest,” a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange, redemption or other taxable disposition of the notes unless:
•
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a foreign corporation also may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by U.S. source capital losses, if any, of the non-U.S. holder.
Information Reporting and Backup Withholding
Information reporting generally will apply to payments of interest with respect to, or the proceeds from the disposition of, the notes paid to a non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available to the tax authorities in the country in which a non-U.S. holder resides or is established pursuant to the provisions of a specific treaty or agreement with such tax authorities.
U.S. federal backup withholding is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Payments of interest with respect to, or the proceeds from the disposition of, the notes generally will be exempt from backup withholding if the non-U.S. holder timely provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form or successor form) and the payor does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person, or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS. Prospective investors should consult their tax advisors regarding the application of these rules to their particular circumstances.
FATCA
Sections 1471 through 1474 of the Code, Treasury regulations promulgated thereunder and applicable administrative guidance (collectively, “FATCA”) impose a 30% withholding tax on certain payments (including payments of interests in respect of the notes) made to (i) a “foreign financial institution,” as defined under such rules, unless such institution enters into an agreement with the Department of Treasury to, among other things, collect and provide to it substantial information regarding such institution’s United States financial account holders, including certain account holders that are foreign entities with United States owners or, in the case of a foreign financial institution in a jurisdiction that has entered into an intergovernmental agreement with the United States, such institution complies with the requirements of such agreement and (ii) a “non-financial foreign entity,” as defined under such rules, unless such entity provides the paying agent with a certification that it does not have any substantial United States owners or a certification identifying the direct and indirect substantial United States owners of the entity, unless in each case, an exemption applies.
Under proposed Treasury regulations, this withholding tax will not apply to payments of the gross proceeds from the sale or other disposition of the notes. The preamble to these proposed Treasury regulations indicates that taxpayers may rely on them pending their finalization.
Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of these rules for their investment in the notes.
The foregoing discussion of material U.S. federal income tax considerations is for general information purposes only and is not tax or legal advice. Prospective investors should consult their own tax advisor as to the particular tax consequences to them of purchasing, owning and disposing of the notes, including the applicability and effect of any U.S. federal, state or local or non-U.S. tax laws, and of any changes or proposed changes in applicable law.

ERISA Considerations
Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Code, and other U.S. federal, state, local and non-U.S. laws that are substantively similar or are of similar effect to such provisions of ERISA or the Code (“Similar Laws”) impose certain restrictions on:
•	employee benefit plans (as defined in Section 3(3) of ERISA) subject to Title I of ERISA (“ERISA Plans”);
•	plans described in Section 4975(e)(1) of the Code that are subject to Section 4975 of the Code, including individual retirement accounts and annuities or Keogh plans;
•	any entities whose underlying assets include plan assets pursuant to 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA) by reason of a plan’s investment in such entities;
•
governmental plans, certain church plans (each as defined under ERISA) and non-U.S. plans that are not subject to the provisions of Title I of ERISA or Section 4975 of the Code but may be subject to Section 503 of the Code and/or Similar Laws (“Non-ERISA Plans”and, such Non-ERISA Plans, together with ERISA Plans, plans described in Section 4975(e)(1) of the Code that are subject to Section 4975 of the Code, and entities whose underlying assets include plan assets by reason of a plan’s investment in such entities, referred to as “Plans”); and

•	persons who have certain specified relationships to a Plan (“Parties in Interest” as defined under ERISA and “Disqualified Persons” as defined under the Code).
In addition, ERISA, Section 4975 of the Code and Similar Laws impose certain duties on persons who are fiduciaries of a Plan and prohibit certain transactions involving Plan assets and fiduciaries or other Parties in Interest or Disqualified Persons. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Plan or the management or disposition of assets of a Plan, or who renders investment advice to a Plan for a fee or other compensation, is generally considered a fiduciary of the Plan. Accordingly, among other factors, the investing fiduciary should consider whether:
•
the investment would satisfy the prudence and diversification requirements of ERISA or any Similar Law, including among other things, the risk of loss on such investment and any limitations on liquidity and marketability of such investment;

•	an investment in the notes is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio;
•	the investment would be consistent with the documents and instruments governing the Plan;
•	the investment is made solely in the interest of participants and beneficiaries of the Plan; and
•
the acquisition and holding of notes would result in (1) a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code for which there is no applicable exemption or (2) a violation of any Similar Law.

The notes held by a Plan will be deemed to constitute Plan assets. If we or any of our respective affiliates is or becomes a Party in Interest or a Disqualified Person with respect to a Plan subject to ERISA or Section 4975 of the Code, such Plan’s acquisition, holding or disposition of the notes may constitute or result in a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code (e.g., the extension of credit between a Plan and a Party in Interest or Disqualified Person), unless the notes are acquired and held pursuant to and in accordance with an applicable exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of notes. These class exemptions include: PTCE 84-14 (respecting transactions determined by independent qualified professional asset managers), PTCE 90-1 (respecting transactions involving insurance company separate accounts), PTCE 91-38 (respecting transactions involving bank collective investment funds), PTCE 95-60 (respecting transactions involving insurance company general accounts) and PTCE 96-23 (respecting transactions determined by in-house asset managers). In addition, certain statutory prohibited transaction exemptions may be available to provide exemptive relief for a Plan, including, without limitation, the statutory exemption set forth in Section 408(b)(17)

of ERISA and Section 4975(d)(20) of the Code regarding transactions with certain service providers who are not exercising investment discretion with respect to the Plan assets involved in the transaction and in which the Plan pays no more, and receives no less, than “adequate consideration.”
Even if the conditions specified in one or more exemptions are met, the scope of the relief provided by these exemptions may or may not cover all acts that could be construed as prohibited transactions. For example, certain of the exemptions may not afford relief from the prohibition on self-dealing contained in ERISA Section 406(b) and Code Sections 4975(c)(1)(E) and (F). As a result, we cannot assure you that any exemption(s) will be available with respect to any particular transaction involving the notes.
The notes should not be purchased or held by any person investing assets of a Plan (including any insurance company investing assets in a general or separate account, to the extent such assets are deemed to be “plan assets” as a result of a Plan’s investment in such account), unless such purchase and holding will not constitute or result in a non-exempt prohibited transaction under ERISA and the Code or violate any applicable Similar Law. Any Plan fiduciary or person that proposes to cause a Plan (or to act on behalf of a Plan) to purchase the notes should consult with its own counsel with respect to the potential applicability of ERISA, the Code or any Similar Law, the potential consequences of such investment in light of its specific circumstances, and whether any exemption or exemptions would be necessary and available and should determine on its own whether all conditions of such exemption or exemptions have been satisfied. In addition, the investing fiduciary should determine whether the investment in the notes satisfies ERISA’s fiduciary standards and other requirements under ERISA, the Code or Similar Law.
Accordingly, by its purchase or holding of the notes, each purchaser or holder of the notes will be deemed to have represented and warranted that either:
•	the purchaser or holder is not purchasing or holding the notes with, or on behalf of, the assets of any Plan; or
•
(1) the purchase, holding and disposition of the notes satisfy ERISA’s fiduciary standards and other requirements under ERISA, the Code or Similar Law, (2) the purchase, holding and disposition of the notes will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code, or violate any Similar Law and (3) neither we, any of the remarketing agents nor any of our or their affiliates are or will be deemed to be a fiduciary with respect to any Plan in connection with the purchase, holding and disposition of the notes.

The sale or transfer of the notes to a Plan or person acting on behalf of a Plan is in no way a representation by us that the purchase, holding or disposition of the notes meets the legal requirements for investments by Plans or is appropriate for Plans. Neither this discussion nor anything in this remarketing prospectus supplement is intended to be investment advice directed at any purchaser or holder that is investing with assets of a Plan, or at such purchasers or holders generally.

Legal Matters
Certain legal matters in connection with this remarketing will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. Certain legal matters relating to New Jersey law will be passed upon for us by Eric Stein, Vice President and General Counsel. The remarketing agents are being represented by Davis Polk & Wardwell LLP, New York, New York.
Experts
The consolidated financial statements, and the related financial statement schedules, incorporated in this remarketing prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
Where You Can Find Additional Information
We are subject to the informational requirements of the Exchange Act and, in accordance with these requirements, we file annual, quarterly and current reports, proxy statements and other information relating to our business, financial condition and other matters with the SEC. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters.
Our filings are available to the public through the website maintained by the SEC at http://www.sec.gov. Copies of our periodic and current reports and proxy statements also may be obtained, free of charge, on the “Investors” section of our website at http://www.sjindustries.com. You are encouraged to read the materials that we file with the SEC, which disclose important information about us. This information includes any filing we have made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. The information on our website or any other website is not incorporated by reference in this remarketing prospectus supplement or the accompanying prospectus and should not be considered part of this remarketing prospectus supplement or the accompanying prospectus or any other filing we make with the SEC.
Incorporation by Reference
The SEC allows us to “incorporate by reference” into this remarketing prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this remarketing prospectus supplement and the accompanying prospectus, except for any information superseded by information contained directly in this remarketing prospectus supplement and the accompanying prospectus. These documents contain important information about us and our financial condition, business and results.
We are incorporating by reference our filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date we file this remarketing prospectus supplement and prior to the termination of any offering; except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless specifically noted below:
•
our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 25, 2021, including information specifically incorporated by reference into our Annual Report on Form 10-K from our definitive proxy statement for our 2021 Annual Meeting of Shareholders on Schedule 14A filed with the SEC on March 18, 2021;

•
any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this remarketing prospectus supplement and before the termination of the offering of the securities made under this remarketing prospectus supplement; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this remarketing prospectus supplement.
We will provide, without charge, to each person to whom a copy of this remarketing prospectus supplement has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in this remarketing prospectus supplement, if such person makes a written or oral request directed to:
South Jersey Industries, Inc.
Attention: Corporate Secretary
1 South Jersey Plaza
Folsom, New Jersey 08037
(609) 561-9000
You can obtain copies of documents incorporated by reference in this remarketing prospectus supplement, without charge, by requesting them in writing or by telephone from us at the address above, Attention: Investor Relations. You should rely only on the information incorporated by reference or provided in this remarketing prospectus supplement, the accompanying prospectus, and any applicable free writing prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this remarketing prospectus supplement, the accompanying prospectus or any applicable free writing prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document.
Our principal executive office is located at 1 South Jersey Plaza, Folsom, New Jersey 08037 (telephone number: (609) 561-9000). We maintain a website at http://www.sjindustries.com. The information on our website is not part of this remarketing prospectus supplement or the accompanying prospectus, nor is it incorporated herein by reference.

PROSPECTUS

SOUTH JERSEY INDUSTRIES, INC.
SENIOR DEBT SECURITIES
SUBORDINATED DEBT SECURITIES
JUNIOR SUBORDINATED DEBT SECURITIES
COMMON STOCK
PREFERENCE STOCK
WARRANTS
DEPOSITARY SHARES
PURCHASE CONTRACTS
UNITS
We may from time to time offer to sell our senior, subordinated or junior subordinated debt securities, common stock or preference stock, either separately or represented by warrants, depositary shares or purchase contracts, as well as units that include any of these securities or securities of other entities. The senior, subordinated or junior subordinated debt securities may consist of debentures, notes or other types of debt. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “SJI.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange. The senior, subordinated or junior subordinated debt securities, preference stock, warrants and purchase contracts may be convertible or exercisable or exchangeable for common or preference stock or other securities of ours or debt or equity securities of one or more other entities.
We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. We will provide specific terms of any securities to be offered in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.
Our principal executive offices are located at 1 South Jersey Plaza, Folsom, New Jersey 08037. Our telephone number is (609) 561-9000.
Investing in our securities involves certain risks. See the “Risk Factors” section of our filings with the Securities and Exchange Commission and the applicable prospectus supplement. Also see “Risk Factors” on page 5.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 9, 2019

We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.
i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. By using a shelf registration statement, we may sell, at any time and from time to time in one or more offerings, any combination of the securities described in this prospectus.
This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may include a discussion of any risk factors or other special considerations applicable to that offering. The prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The exhibits to the registration statement contain the full text of certain contracts and other important documents summarized in this prospectus. You should review the full text of these documents because the summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer. The registration statement, including the exhibits, can be read at the SEC’s website or at the SEC’s offices as indicated under the heading “Where You Can Find More Information.”
Unless we otherwise specify or the context otherwise requires, references in this prospectus to “SJI,” the “Company,” the “registrant,” “we,” “us,” and “our” refer to South Jersey Industries, Inc. and its consolidated subsidiaries.
WHERE YOU CAN FIND MORE INFORMATION
We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy and information statements and amendments to reports filed or furnished pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding South Jersey Industries, Inc. and other issuers that file electronically with the SEC electronically. Copies of our periodic and current reports and proxy statements also may be obtained, free of charge, on the “Investors” section of our website at http://www.sjindustriesinc.com. This reference to our Internet address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at or through such Internet address into this prospectus.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby incorporate by reference the documents listed below. Information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•
our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 28, 2019, including information specifically incorporated by reference into our Annual Report on Form 10-K from our definitive proxy statement for our 2019 Annual Meeting of Shareholders on Schedule 14A filed with the SEC on March 15, 2019;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 filed with the SEC on May 8, 2019 and August 8, 2019, respectively;
•
our Current Reports on Form 8-K filed with the SEC on September 12, 2018 (exhibits 99.2 and 99.3 only), January 3, 2019, January 15, 2019, January 17, 2019, January 18, 2019, February 8, 2019, March 5, 2019, March 6, 2019, March 26, 2019, April 12, 2019, May 1, 2019, May 30, 2019, June 12, 2019 and September 9, 2019;

•	the description of our common stock contained in our Registration Statement on Form 8-B (File No. 1-3990); and
•
future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the securities made under this prospectus; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in and incorporated by reference into this prospectus, if such person makes a written or oral request directed to:
South Jersey Industries, Inc.
Attention: Corporate Secretary
1 South Jersey Plaza
Folsom, New Jersey 08037
(609) 561-9000

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including information incorporated by reference, contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.
All statements other than statements of historical fact, including statements regarding guidance, industry prospects or future results of operations or financial position, expected sources of incremental margin, strategy, financing needs, future capital expenditures and the outcome or effect of ongoing litigation, are forward-looking. We use words such as “anticipate,” “believe,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy,” “target,” “will” and similar expressions to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of our management at the time that these statements were prepared and are inherently uncertain. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies.
These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements, are described in greater detail under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and in our other SEC filings incorporated by reference into this prospectus. No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information.”

ABOUT THE REGISTRANT
South Jersey Industries, Inc. (“SJI”), a New Jersey corporation, was formed in 1969 for the purpose of owning and holding all of the outstanding common stock of South Jersey Gas Company, a public utility, and acquiring and developing non-utility lines of business.
SJI provides a variety of energy-related products and services, primarily through the following wholly-owned subsidiaries:
•	SJI Utilities, Inc. (“SJIU”) is a holding company that owns South Jersey Gas Company (“SJG”), and as of July 1, 2018, Elizabethtown Gas Company (“ETG”) and Elkton Gas Company (“ELK”).
○	SJG is an operating public utility company engaged in the purchase, transmission and sale of natural gas for residential, commercial and industrial use.
○	ETG is a regulated natural gas utility which distributes natural gas in seven counties in northern and central New Jersey.
○	ELK is a regulated natural gas utility which distributes natural gas in northern Maryland.
•
South Jersey Energy Company (“SJE”) provides services for the acquisition and transportation of electricity for retail end users and markets total energy management services. In November 2018, SJI sold SJE’s retail gas businesses.

•
South Jersey Resources Group LLC markets natural gas storage, commodity and transportation assets along with fuel management services on a wholesale basis in the mid-Atlantic, Appalachian and southern states.

•	SJ Exploration, LLC owns oil, gas and mineral rights in the Marcellus Shale region of Pennsylvania.
•	Marina Energy LLC develops and operates on-site energy-related projects. The significant wholly-owned subsidiaries of Marina include:
○	ACB Energy Partners, LLC, which owns and operates a natural gas fueled combined heating, cooling and power facility located in Atlantic City, New Jersey.
○
AC Landfill Energy, LLC, BC Landfill Energy, LLC, SC Landfill Energy, LLC and SX Landfill Energy, LLC, which owns and operates landfill gas-to-energy production facilities in Atlantic, Burlington, Salem and Sussex Counties in New Jersey.

•	South Jersey Energy Service Plus, LLC receives commissions on service contracts from a third party.
•	SJI Midstream, LLC invests in infrastructure and other midstream projects, including a current project to build an approximately 118-mile natural gas pipeline in Pennsylvania and New Jersey.
Our general mailing address is 1 South Jersey Plaza, Folsom, NJ 08037, and our telephone number is (609) 561-9000.

RISK FACTORS
Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included in or incorporated by reference into this prospectus and any accompanying prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as our most recent Annual Report on Form 10-K and our most recent, and any future, Quarterly Reports on Form 10-Q incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. For more information, see “Where You Can Find More Information.” These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment.

USE OF PROCEEDS
Unless otherwise stated in the applicable prospectus supplement, we will use the proceeds of any offering for general corporate purposes, which may include investments, working capital, investments in our subsidiaries and capital expenditures. Net proceeds may be temporarily invested prior to use.

DESCRIPTION OF SENIOR DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES
The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. We also may sell hybrid securities that combine certain features of debt securities and other securities described in this prospectus. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.
South Jersey Industries, Inc. will be the issuer of any debt securities we may offer and references to “we,” “our,” or “us” in this description do not, unless the context otherwise indicates, include any of its subsidiaries. Capitalized terms used but not defined in this section have the respective meanings set forth in the applicable indenture.
General
The debt securities that we may offer will be either senior debt securities or subordinated debt securities or junior subordinated debt securities. For a description of the junior subordinated debt securities, see “Description of Junior Subordinated Debt Securities.” Any senior debt securities will be issued under an indenture, which we refer to as the senior indenture, to be entered into between us and the trustee named in the applicable prospectus supplement. Any subordinated debt securities will be issued under an indenture, which we refer to as the subordinated indenture, to be entered into between us and the trustee named in the applicable prospectus supplement. We refer to the senior indenture and the subordinated indenture, collectively, as the “indentures,” and to each of the trustees under the indentures as a “trustee.” The terms of each series of debt securities will be set forth in a resolution of the board of directors of the Company, an officers’ certificate or by a supplemental indenture. You should read the indentures, including any amendments or supplements or any officers’ certificate setting forth the terms of any series of notes, carefully to fully understand the terms of the debt securities. The forms of the indentures have been filed as exhibits to the registration statement of which this prospectus is a part. The indentures are subject to, and are governed by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
•
Any senior debt securities that we may issue will be our unsubordinated obligations. They will rank equally with each other and all of our other unsubordinated debt, unless otherwise indicated in the applicable prospectus supplement. The particular terms of each series of debt securities will be more fully described in the applicable prospectus supplement relating to the debt securities offered thereby.

•
Any subordinated debt securities that we may issue will be subordinated in right of payment to the prior payment in full of our senior debt. The subordinated debt securities will rank equally with each other, unless otherwise indicated in the applicable prospectus supplement. We will indicate in each applicable prospectus supplement, as of the most recent practicable date, the aggregate amount of our outstanding debt that would rank senior to the subordinated debt securities. See “Subordination of Subordinated Debt Securities.” The particular terms of each series of subordinated debt securities will be more fully described in the applicable prospectus supplement relating to the subordinated debt securities offered thereby.

The indentures do not limit the amount of debt securities that can be issued thereunder and provide that debt securities of any series may be issued thereunder up to the aggregate principal amount that we may authorize from time to time. Unless otherwise provided in the applicable prospectus supplement, the indentures do not limit the amount of other indebtedness or securities that we may issue. We may issue debt securities of the same series at more than one time and, unless prohibited by the terms of the series, we may reopen a series for issuances of additional debt securities without the consent of the holders of the outstanding debt securities of that series. All debt securities issued as a series, including those issued pursuant to any reopening of a series, will vote together as a single class.

Reference is made to the prospectus supplement for the following and other possible terms of each series of the debt securities with respect to which this prospectus is being delivered:
•	the title of the debt securities;
•
any limit upon the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the applicable indenture, except for debt securities authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, other debt securities of that series;

•	the date or dates on which the principal and premium, if any, of the debt securities of the series is payable;
•
the rate or rates, which may be fixed or variable, at which the debt securities of the series shall bear interest or the manner of calculation of such rate or rates, if any, including any procedures to vary or reset such rate or rates, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•
the place or places where the principal of, and premium, if any, and interest on, the debt securities of the series shall be payable, where the debt securities of such series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us with respect to the debt securities of such series and the applicable indenture may be served, and the method of such payment, if by wire transfer, mail or other means if other than as set forth in the applicable indenture;

•
the date or dates from which such interest shall accrue, the dates on which such interest will be payable or the manner of determination of such dates, and the record date for the determination of holders to whom interest is payable on any such dates;

•	any trustees, authenticating agents or paying agents with respect to such series, if different from those set forth in the applicable indenture;
•	the right, if any, to extend the interest payment periods or defer the payment of interest and the duration of such extension or deferral;
•	the period or periods within which, the price or prices at which and the terms and conditions upon which, debt securities of the series may be redeemed, in whole or in part, at our option;
•
our obligation, if any, to redeem, purchase or repay debt securities of the series pursuant to any sinking fund or analogous provisions, including payments made in cash in anticipation of future sinking fund obligations, or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which, debt securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

•	the form of the debt securities of the series including the form of the trustee’s certificate of authentication for such series;
•	if other than denominations of $2,000 or integral multiples of $1,000 in excess thereof, the denominations in which the debt securities of the series shall be issuable;
•	the currency or currencies in which payment of the principal of, premium, if any, and interest on, debt securities of the series shall be payable;
•
if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the portion of the principal amount thereof that will be due and payable upon declaration of acceleration of the maturity thereof or upon any maturity other than the stated maturity or that will be deemed to be outstanding as of any such date, or, in any such case, the manner in which such deemed principal amount is to be determined;

•	the terms of any repurchase or remarketing rights;

•
if the debt securities of the series shall be issued in whole or in part in the form of a global security or securities, the type of global security to be issued; the terms and conditions, if different from those contained in the applicable indenture, upon which such global security or securities may be exchanged in whole or in part for other individual securities in definitive registered form; the depositary for such global security or securities; and the form of any legend or legends to be borne by any such global security or securities in addition to or in lieu of the legends referred to in the indenture;

•
whether the debt securities of the series will be convertible into or exchangeable for other securities, and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the initial conversion or exchange price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or at our option, the conversion or exchange period, and any other provision in addition to or in lieu of those described herein;

•
any additional restrictive covenants or events of default that will apply to the debt securities of the series, or any changes to the restrictive covenants set forth in the applicable indenture that will apply to the debt securities of the series, which may consist of establishing different terms or provisions from those set forth in the applicable indenture or eliminating any such restrictive covenant or event of default with respect to the debt securities of the series;

•	any provisions granting special rights to holders when a specified event occurs;
•
if the amount of principal or any premium or interest on debt securities of a series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;
•	whether and upon what terms debt securities of a series may be defeased if different from the provisions set forth in the applicable indenture;
•	with regard to the debt securities of any series that do not bear interest, the dates for certain required reports to the trustee;
•
whether the debt securities of the series will be issued as unrestricted securities or restricted securities, and, if issued as restricted securities, the rule or regulation promulgated under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on which they will be sold;

•	any guarantees on the debt securities;
•	the provisions, if any, relating to any security provided for the debt securities of the series;
•
any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to debt securities of such series if other than those appointed in the applicable indenture;

•	if the debt securities are subordinated debt securities, the subordination terms of the subordinated debt securities; and
•
any and all additional, eliminated or changed terms that shall apply to the debt securities of the series, including any terms that may be required by or advisable under United States laws or regulations, including the Securities Act and the rules and regulations promulgated thereunder, or advisable in connection with the marketing of debt securities of that series.

We will comply with Section 14(e) under the Exchange Act, to the extent applicable, and any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation to purchase debt securities at the option of the holders thereof. Any such obligation applicable to a series of debt securities will be described in the prospectus supplement relating thereto.
The statements made hereunder relating to the indentures and any debt securities that we may issue are summaries of certain provisions thereof and are qualified in their entirety by reference to all provisions of the indentures and the debt securities and the descriptions thereof, if different, in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities
We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of subordinated debt securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:
•	the indebtedness ranking senior to the subordinated debt securities being offered;
•	the restrictions, if any, on payments to the holders of the subordinated debt securities being offered while a default with respect to the senior indebtedness is continuing; and
•	the provisions requiring holders of the subordinated debt securities being offered to remit some payments to the holders of senior indebtedness.
Redemption
If specified in the applicable prospectus supplement, we may redeem the debt securities of any series, as a whole or in part, at our option on and after the dates and in accordance with the terms established for such series, if any, in the applicable prospectus supplement. If we redeem the debt securities of any series, we also must pay accrued and unpaid interest, if any, to the date of redemption on such debt securities.
Selection and Notice
If less than all of the debt securities of a series are to be redeemed at any time, the trustee will select the debt securities of such series for redemption by lot, based on the applicable procedures of The Depository Trust Company (“DTC”).
No debt securities in principal amount of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail (in case of notes held in book entry form, by electronic transmission) at least 30 but not more than 60 days before the redemption date to each holder of debt securities of such series to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the debt securities of such series or a satisfaction and discharge of the indenture.
If any debt security is to be redeemed in part only, the notice of redemption that relates to that debt security will state the portion of the principal amount of that debt security that is to be redeemed. For debt securities issued in certificated form, a new certificate in principal amount equal to the unredeemed portion of the original debt security will be issued in the name of the holder of the original debt security upon cancellation of the original debt security. Debt securities called for redemption become due on the date fixed for redemption. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the debt securities or portions of the debt securities called for redemption.
The trustee will not be liable for selections made by it as contemplated in this section. For any debt securities which are represented by global securities held on behalf of DTC, the Euroclear System (“Euroclear”) or Clearstream Banking S.A. (“Clearstream”), notices may be given by delivery of the relevant notices to DTC, Euroclear or Clearstream for communication to entitled account holders in substitution for the aforesaid mailing.
Whether or not required by the rules and regulations of the SEC, so long as any debt securities are outstanding, we shall file with the trustee, within the time periods specified by the SEC’s rules and regulations, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that we would be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. We shall be deemed to have complied with the previous sentence to the extent that such information, documents and reports are filed with the SEC via EDGAR, or any successor electronic delivery procedure. Delivery of such reports, information and documents to the trustee is for informational purposes only, and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any covenants under the indenture (as to which the trustee is entitled to rely exclusively on officers’ certificates).

Events of Default
The following will be “Events of Default” with respect to debt securities of a particular series, except to the extent provided in the supplemental indenture, officers’ certificate or resolution of our board of directors pursuant to which a series of debt securities is issued:
•	failure to pay any interest on any of the debt securities of such series within 30 days after such interest becomes due and payable;
•
failure to pay principal of (or premium, if any, on) any of the debt securities of such series at maturity, or if applicable, the redemption price, when the same becomes due and payable by the terms of the debt securities of such series;

•
failure to pay any sinking fund installment as and when the same shall become due and payable by the terms of the debt securities of such series, and continuance of such default for a period of 30 days;

•
failure to comply with any of the covenants or agreements in any of the debt securities of such series or the indenture (other than an agreement or covenant that we included in the indenture solely for the benefit of another series of debt securities) for 90 days after there has been given, by registered or certified mail, to us by the trustee or to us by the holders of at least 25% in principal amount of all outstanding debt securities of a series affected by that failure, a written notice specifying such failure and requiring it to be remedied and stating that such notice is a “notice of default” under the indenture;

•	certain events involving our bankruptcy, insolvency or reorganization; and
•
any other Event of Default provided in the supplemental indenture, officers’ certificate or resolution of our board of directors under which such series of debt securities is issued or in the form of security for such series.

A default under one series of debt securities issued under the indenture will not necessarily be a default under another series of debt securities under the indenture. The trustee may withhold notice to the holders of a series of debt securities issued under such indenture of any default or event of default (except in any payment on the debt securities of such series) if the trustee considers it in the interest of the holders of the debt securities of that series to do so.
If an event of default for a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the debt securities of that series may require us to pay immediately the principal amount plus accrued and unpaid interest on all the debt securities of that series. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs with respect to us, the principal amount plus accrued and unpaid interest on the debt securities of that series will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the debt securities of such series then outstanding may in some cases rescind this accelerated payment requirement.
A holder of debt securities of any series may pursue any remedy under the indenture applicable to the debt securities of that series only if:
•	the holder gives the trustee written notice of a continuing event of default;
•	the holders of at least 25% in principal amount of the debt securities of such series then outstanding make a written request to the trustee to pursue the remedy;
•	the holder furnishes to the trustee indemnity and/or security satisfactory to the trustee against loss, liability or expense;
•	the trustee fails to act for a period of 60 days after receipt of notice and furnishing of indemnity and/or security; and
•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of any holder to sue for enforcement of any overdue payment with respect to the debt securities of such series. In most cases, holders of a majority in principal amount of the debt securities of any series then outstanding may direct the time, method and place of:
•	conducting any proceeding for any remedy available to the trustee with respect to the debt securities of such series; and
•	exercising any trust or power conferred on the trustee not relating to or arising under an event of default with respect to the debt securities of such series.
The indenture will require us to file with the trustee each year a written statement as to our compliance with the covenants contained in the indenture, and we are required upon becoming aware of any default or Event of Default, to deliver to the trustee a written statement specifying such default or Event of Default.
Covenants
Unless we indicate otherwise in the applicable prospectus supplement, the debt securities will not contain any covenants or other provisions designed to protect holders of the debt securities in the event of a highly leveraged transaction.
Consolidation, Merger or Sale
We will covenant not to consolidate with or merge into any other person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our and our subsidiaries’, taken as a whole, assets to any person unless either we are the surviving corporation or the resulting, surviving or transferee entity is a corporation organized under the laws of the United States or, if such person is not a corporation, a co-obligor of the notes is a corporation organized under any such laws, and any successor or purchaser expressly assumes our obligations under the debt securities by an indenture supplemental to the indenture, and immediately after which, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing. An officers’ certificate and an opinion of counsel will be delivered to the trustee, which will serve as conclusive evidence of compliance with these provisions.
Modification and Waiver
Except as provided in the next two succeeding paragraphs, the indenture or the debt securities of any series may be amended or supplemented, and waivers may be obtained, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of the applicable series at the time outstanding (including, without limitation, additional debt securities of such series, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, debt securities of such series), and any existing default or Event of Default (other than a default or Event of Default in the payment of the principal of, premium on, if any, or interest on, debt securities of such series, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of such indenture or the applicable debt securities may be waived with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of the applicable series at the time outstanding (including, without limitation, additional debt securities of such series, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series). Without the consent of each holder of outstanding debt securities affected thereby, an amendment, supplement or waiver may not (with respect to any debt securities held by a non-consenting holder):
•	reduce the percentage in principal amount of debt securities, the consent of whose holders is required for any amendment, supplement or waiver;
•	reduce the rate of or change the time for payment of interest on the debt securities;
•	reduce the principal or change the stated maturity of any debt securities of any series;
•
reduce any premium payable on the redemption of any debt security, change the time at which any debt security may or must be redeemed or alter or waive any of the provisions with respect to the redemption of such debt securities;

•
make payments on any debt security payable in currency other than as originally stated in such debt security; impair the holder’s right to institute suit for the enforcement of any payment on any debt security; or

•	waive a continuing default or event of default regarding any payment on the debt securities.
Notwithstanding the preceding, without the consent of any holder of debt securities, we and the trustee may amend or supplement the indenture or the applicable debt securities in certain circumstances, including:
•	to cure any ambiguity, omission, defect or inconsistency;
•	to provide for the assumption of our obligations under the indenture by a successor or transferee upon any merger, consolidation or asset transfer;
•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;
•	to provide any security for or guarantees of the debt securities or for the addition of an additional obligor on the debt securities;
•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act, if applicable;
•	to add covenants that would benefit the holders of any outstanding series of debt securities or to surrender any of our rights under the indenture;
•	to add additional Events of Default with respect to any series of debt securities;
•
to change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall not become effective with respect to any outstanding debt security of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to provide for the issuance of and establish forms and terms and conditions of a new series of debt securities;
•
to facilitate the defeasance and discharge of any series of debt securities otherwise in accordance with the defeasance provisions of the indenture; provided that any such action does not adversely affect the rights of any holder of outstanding debt securities of such series in any material respect;

•
to issue additional debt securities of any series; provided that such additional debt securities have the same terms as, and be deemed part of the same series as, the applicable series of debt securities to the extent required under the indenture;

•	to make any change that does not adversely affect the rights of any holder of outstanding debt securities in any material respect; or
•
to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trust by more than one trustee.

The holders of not less than a majority in principal amount of the debt securities of each series then outstanding may on behalf of the holders of all of the debt securities of such series waive any past default with respect to those debt securities, except a default in the payment of the principal of or interest on any debt security of such series (provided, that the holders of a majority in principal amount of the debt securities of each series then outstanding may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration).
A supplemental indenture that changes or eliminates any covenant, Event of Default or other provision of the indenture that has been expressly included solely for the benefit of one or more particular series of securities, if any, or which modifies the rights of the holders of securities of such series with respect to such covenant, Event of Default or other provision, shall be deemed not to affect the rights under the indenture of the holders of securities of any other series that does not have the benefit of such covenant, Event of Default or other provision. It will not be necessary for the consent of the holders to approve the particular form of any proposed supplement, amendment or waiver, but it shall be sufficient if such consent approves the substance of it.

Information Concerning the Trustee
If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debt securities issued under the indenture in accordance with the terms of the indenture and only after those holders have furnished the trustee indemnity and/or security satisfactory to it.
If the trustee becomes a creditor of ours, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate such conflict, resign or obtain an order from the SEC permitting it to remain as trustee.
Paying Agent, Registrar and Transfer Agent
We will maintain one or more paying agents (each, a “Paying Agent”) for any debt securities we issue. We, upon written notice to the trustee accompanied by an officers’ certificate, may appoint one or more Paying Agents, other than the trustee, for all or any series of such debt securities. If we fail to appoint or maintain another entity as Paying Agent, the trustee shall act as such. We or any of our subsidiaries, upon notice to the trustee, may act as Paying Agent.
We will also maintain one or more registrars (each, a “Registrar”). We, upon written notice to the trustee accompanied by an officers’ certificate, may appoint one or more registrars, other than the trustee, for all or any series of debt securities. If we fail to appoint or maintain another entity as registrar, the trustee shall act as such. We or any of our subsidiaries, upon notice to the trustee, may act as registrar.
We will also maintain one or more transfer agents. Each transfer agent shall perform the functions of a transfer agent. We, upon written notice to the trustee accompanied by an officers’ certificate, may appoint one or more transfer agents, other than the trustee, for all or any series of debt securities. If we fail to appoint or maintain another entity as transfer agent, the trustee shall act as such. We or any of our subsidiaries, upon notice to the trustee, may act as transfer agent.
The Registrar will maintain a register reflecting ownership of debt securities outstanding from time to time, and the Paying Agents will make payments on and facilitate transfer of debt securities on our behalf. We may change any Paying Agents, Registrars or transfer agents without prior notice to the holders of debt securities.
Governing Law
The indenture and any debt securities issued thereunder shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law. The indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the indenture and shall, to the extent applicable, be governed by such provisions.
Satisfaction and Discharge of Indenture
The indenture shall cease to be of further effect with respect to a series of debt securities when either:
•
we have delivered to the trustee for cancellation all outstanding securities of such series, other than any securities that have been destroyed, lost or stolen and that have been replaced or paid as provided in the indenture;

•
all outstanding securities of such series that have not been delivered to the trustee for cancellation have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption, and we shall have irrevocably deposited with the trustee as trust funds the entire amount, in cash in U.S. dollars or noncallable U.S. governmental obligations, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay at maturity or upon redemption all securities of such series, including principal of and any premium and interest due or to become due on such date of maturity or date fixed for redemption, as the case may be; or

•	we have properly fulfilled any other means of satisfaction and discharge that may be set forth in the terms of the securities of such series.
In each case, we will also pay all other sums payable by us under the indenture with respect to the securities of such series and deliver to the trustee an opinion of counsel and an officers’ certificate, each stating that all conditions precedent to satisfaction and discharge with respect to the securities of such series have been complied with.
Defeasance
The term defeasance means the discharge of some or all of our obligations under the indenture. If we deposit with the trustee funds or U.S. government securities, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent accountants, to make payments on any series of debt securities on the dates those payments are due and payable, then, at our option, either of the following will occur:
•	we will be discharged from our obligations with respect to the debt securities of such series (“legal defeasance”); or
•	we will no longer have any obligation to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us (“covenant defeasance”).
If we defease any series of debt securities, the holders of the defeased debt securities of such series will not be entitled to the benefits of the indenture under which such series was issued, except for our obligation to register the transfer or exchange of the debt securities of such series, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities of such series will also survive. We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities of such series to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service (the “IRS”) or a change in law to that effect.
Book-Entry, Delivery and Form
The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement. Global securities may be issued in registered form and in either temporary or permanent form. Unless otherwise provided in such prospectus supplement, debt securities that are represented by a global security will be issued in denominations of $2,000 or any integral multiple of $1,000 in excess thereof and will be issued in registered form only, without coupons.
We anticipate that any global securities will be deposited with, or on behalf of, DTC, and that such global securities will be registered in the name of Cede & Co., DTC’s nominee. We further anticipate that the following provisions will apply to the depository arrangements with respect to any such global securities. Any additional or differing terms of the depository arrangements will be described in the prospectus supplement relating to a particular series of debt securities issued in the form of global securities.
Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC.
Investors may elect to hold their interests in the global securities either (in the United States) through DTC or (in Europe) through Clearstream or through Euroclear. Investors may hold their interests in the global securities directly, if they are participants of such systems, or indirectly through organizations that are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective U.S. depositaries, which in turn will hold these interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Beneficial interests in the global securities will be held in denominations of $2,000 and multiples of $1,000 in excess thereof. Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Debt securities represented by a global security can be exchanged for definitive securities in registered form only if:
•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security, and we do not appoint a successor depositary within 90 days after receiving that notice;
•
at any time DTC ceases to be a clearing agency registered or in good standing under the Exchange Act, as amended, or other applicable statute or regulation, and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency; or

•	we determine that that global security will be exchangeable for definitive securities in registered form and we notify the trustee of our decision.
A global security that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global security as directed by DTC.
We will make principal and interest payments on all debt securities represented by a global security to the Paying Agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the debt securities represented by a global security for all purposes under the indenture. Accordingly, we, the trustee and any Paying Agent will have no responsibility or liability for:
•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a debt security represented by a global security; or
•
any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global security held through those participants, or the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriters or agents for the debt securities represented by a global security will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global security will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note. So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the debt securities represented by that global security for all purposes of the debt securities. Owners of beneficial interests in the debt securities will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered owners or holders of debt securities under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of debt securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security. Beneficial owners may experience delays in receiving distributions on their debt securities since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.
We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global security desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Beneficial interests in a global security will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global security. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the debt securities will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.
DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act.
DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.
Clearstream
Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”), and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the U.S., Clearstream Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly. Clearstream is an indirect participant in DTC.
Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.
Euroclear
Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”), and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing, and interacts with domestic markets in several countries. The Euroclear System is owned by Euroclear Clearance System Public Limited Company (ECSplc) and operated through Euroclear Bank S.A/N.V. (the “Euroclear Operator”), a bank incorporated under the laws of the Kingdom of Belgium, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the

Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
The Euroclear Operator advises us that it is regulated and examined by the Belgian banking and Finance Commission and the National Bank of Belgium.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, herein the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.
Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.
Euroclear has further advised us that investors that acquire, hold and transfer interests in the debt securities by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.
Global Clearance and Settlement Procedures
Initial settlement for the debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.
Because of time-zone differences, credits of debt securities received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of debt securities by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
If the debt securities are cleared only through Euroclear and Clearstream (and not DTC), you will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices, and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, U.S. investors who wish to exercise rights that expire on a particular day may need to act before the expiration date.
Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor any paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES
The following is a general description of the junior subordinated debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. We also may sell hybrid securities that combine certain features of junior subordinated debt securities and other securities described in this prospectus. As you read this section, please remember that the specific terms of a junior subordinated debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the junior subordinated debt security you purchase.
General
Any junior subordinated debt securities will be issued under a junior subordinated indenture, which we refer to as the “junior subordinated indenture.” We refer to the trusteee under the junior subordinated indenture as a “junior subordinated trustee.” The terms of each series of junior subordinated debt securities will be set forth in a resolution of the board of directors of the Company, an officers’ certificate or by a supplemental indenture. You should read the junior subordinated indenture, including any amendments or supplements or any officers’ certificate setting forth the terms of any series of notes, carefully to fully understand the terms of the junior subordinated debt securities. The junior subordinated indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The junior subordinated indenture is subject to, and are governed by, the Trust Indenture Act.
We may issue an unlimited amount of junior subordinated debt securities under the junior subordinated indenture which is on parity with other junior subordinated debt securities. The junior subordinated debt securities will be our unsecured and subordinated obligations and will be subordinated to all of our Priority Indebtedness (as defined under “—Subordination”).
The authorized denominations of the junior subordinated debt securities will be $1,000 and any larger amount that is an integral multiple of $1,000, unless otherwise specified in the applicable prospectus supplement. Except in certain circumstances described below, the junior subordinated debt securities that are issued as global securities will not be exchangeable for junior subordinated debt securities in definitive certificated form.
The junior subordinated debt securities will not be subject to a sinking fund provision and are subject to defeasance. The junior subordinated indenture do not contain any financial covenants or restrict us from paying dividends, making investments, incurring indebtedness or repurchasing our securities. The junior subordinated indenture do not contain provisions that afford holders of the junior subordinated debt securities protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. The junior subordinated indenture does not limit our ability to issue or incur other debt or issue preferred stock.
We will not pay any additional amounts to holders of the junior subordinated debt securities in respect of any tax, assessment or governmental charge.
Consolidation, Merger or Sale
We will agree not to merge or consolidate with any other person or sell or convey all or substantially all of our assets to any person unless (i) either we are the continuing person, or the successor (if other than us) is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such person expressly assumes the due and punctual payment of the principal of and interest on the junior subordinated debt securities, and the due and punctual performance and observance of all of the covenants and conditions of the junior subordinated indenture to be performed by us by supplemental indenture in form satisfactory to the relevant junior subordinated trustee, executed and delivered to the relevant junior subordinated trustee by such person, and (ii) immediately after giving effect to such merger or consolidation, or such sale or conveyance, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, will occur and be continuing.

In case of any such consolidation, merger or conveyance, such successor will succeed to and be substituted for us, with the same effect as if it had been named as us in the applicable junior subordinated indenture, and in the event of such conveyance (other than by way of a lease), we will be discharged of all of our obligations and covenants under the junior subordinated indenture and the junior subordinated debt securities.
Modification of Junior Subordianted Indenture
Without Holder Consent
Without the consent of any holders of junior subordinated debt securities, we and the relevant junior subordinated trustee may from time to time amend and/or supplement the applicable junior subordinated indenture and the junior subordinated debt securities for the following purposes:
•
to evidence the succession of another person to us, or successive successions, and the assumption by such successor of our covenants, agreements and obligations pursuant to the provisions described under “—Consolidation, Merger or Sale”;

•
to add to our covenants such further covenants, restrictions or conditions as we in good faith consider to be for the protection of the holders of the junior subordinated debt securities, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions or conditions a default or an event of default; provided that such supplemental indenture may provide for a particular grace period or an immediate enforcement upon such default or limit the remedies available to the relevant junior subordinated trustee upon such default;

•
to change or eliminate any provision of the applicable junior subordinated indenture; provided, however, that any such change or elimination becomes effective only when there are no junior subordinated debt securities outstanding, or the junior subordinated debt securities are not entitled to the benefit of such provision;

•	to establish the form or terms of the applicable junior subordinated debt securites;
•
as determined by us in good faith, to cure any ambiguity or to correct or supplement any provision contained in the applicable junior subordinated indenture that may be defective or inconsistent with any other provisions contained therein;

•
to make such other provision in regard to matters or questions arising under the applicable junior subordinated indenture or to make any other changes in the provisions of the applicable junior subordinated indenture; provided that such action will not adversely affect the interest of the holders of the junior subordinated debt securities in any material respect;

•	to mortgage or pledge to the relevant junior subordinated trustee as security for the junior subordinated debt securities any property or assets;
•	to qualify, or maintain the qualification of, the applicable junior subordinated indenture under the Trust Indenture Act;
•	to evidence and provide for the acceptance of appointment under the applicable junior subordinated indenture by a successor junior subordinated trustee;
•
to supplement the applicable junior subordinated indenture to such extent as is necessary to permit or facilitate the defeasance and discharge of the junior subordinated debt securities; provided that any such action shall not adversely affect the interests of any holder of an junior subordinated debt securities or coupon in any material respect; or

•
to conform the terms of the applicable junior subordinated indenture and the junior subordinated debt securities to the descriptions thereof contained in the “Description of the Junior Subordinated Notes” section in the preliminary prospectus supplement for the junior subordinated debt securities, as supplemented and/or amended by the related pricing term sheet.

With Holder Consent
Under each junior subordinated indenture, supplemental indentures for the purposes of adding any provisions to or changing in any manner or eliminating any of the provisions of the applicable junior subordinated indenture or of modifying in any manner the rights of the holders of junior subordinated debt securities under the applicable junior subordinated indenture may be entered into by us and the relevant junior subordinated trustee, with the consent of the holders of not less than a majority in principal amount of the junior subordinated debt securities issued under the applicable junior subordinated indenture. However, no such supplemental indenture shall:
•
change the maturity of the junior subordinated debt securities, or reduce the rate or extend the time of payment of any interest thereon or on any overdue principal amount or reduce the principal amount thereof, or change the provisions pursuant to which the rate of interest on the junior subordinated debt securities is determined if such change could reduce the rate of interest thereon, or reduce the minimum rate of interest thereon (if any), or reduce any amount payable upon any redemption thereof, or reduce the amount to be paid at maturity or make the principal thereof or any interest thereon or on any overdue principal amount payable in any coin or currency other than U.S. dollars or impair or affect the right to institute suit for the payment thereof when due without the consent of the holder of each junior subordinated debt security so affected;

•
reduce the percentage of junior subordinated debt securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all junior subordinated debt securities then outstanding;

•
modify any of the provisions of the applicable junior subordinated indenture relating to modifications, waivers of our compliance with covenants thereunder or direction of the relevant junior subordinated trustee by holders of junior subordinated debt securities, except to increase the percentage of holders who must consent thereto or to provide that certain other provisions cannot be modified or waived without the consent of the holders of all junior subordinated debt securities then outstanding; or

•
modify the provisions relating to the subordination of the junior subordinated debt securities in a manner adverse to the holders thereof without the consent of the holder of each junior subordinated debt security so affected.

A supplemental indenture that changes or eliminates any covenant or other provision of the applicable junior subordinated indenture expressly included solely for the benefit of holders of securities other than the junior subordinated debt securities issued thereunder, or which modifies the rights of the holders of securities other than the junior subordinated debt securities issued thereunder with respect to such covenant or other provision, will be deemed not to affect the rights of the holders of the junior subordinated debt securities under the applicable junior subordinated indenture.
We may omit to comply with any covenant or condition contained in any junior subordinated indenture if holders of a majority in principal amount of the junior subordinated debt securities issued thereunder waive such compliance.
Satisfaction and Discharge
The junior subordinated indenture provides that, at our option, we will be discharged from all obligations in respect of the junior subordinated debt securities then outstanding (except for certain obligations to register the transfer of or exchange the junior subordinated debt securities, to replace stolen, lost or mutilated junior subordinated debt securities, and to maintain paying agencies) if all of the junior subordinated debt securities have become due and payable, or are to become due and payable within one year or are called for redemption within one year under arrangements satisfactory to the relevant junior subordinated trustee for the giving of notice of redemption, and we, in each case, irrevocably deposit in trust with the relevant junior subordinated trustee money and/or securities backed by the full faith and credit of the United States that through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all of the principal of and interest on the junior subordinated debt securities on the stated maturity date in accordance with the terms thereof.

Defeasance
The junior subordinated indenture allows for, at our option, legal and/or covenant defeasance with respect to the junior subordinated debt securities. In order to defease the junior subordinated debt securities, the following conditions must be met (subject to certain limitation in the relevant junior subordinated indenture):
•
we must irrevocably deposit with the relevant junior subordinated trustee in trust (1) an amount in US dollars, or (2) government obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment of principal of (and premium, if any) and interest, if any, on the junior subordinated debt securities, money, or (3) a combination thereof, in any case, in an amount, sufficient, without consideration of any reinvestment of such principal and interest, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge, the principal of (and premium, if any) and interest, if any, on the junior subordinated debt securities, to and including their stated maturity of the junior subordinated debt securities;

•
such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the applicable junior subordinated indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•
in the case of legal defeasance, no event of default or event which with notice or lapse of time or both would become an event of default with respect to the junior subordinated debt securities shall have occurred and be continuing on the date of such deposit and, with respect to legal defeasance only, at any time during the period ending on the 91st day after the date of such deposit;

•
if the junior subordinated debt securities are to be redeemed prior to their stated maturity, notice of such redemption shall have been duly given pursuant to the applicable junior subordinated indenture or provision therefor satisfactory to the relevant junior subordinated trustee shall have been made;

•
we must deliver to the relevant junior subordinated trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the legal defeasance or covenant defeasance have been complied with; and

•
we must deliver to the relevant junior subordinated trustee an opinion of counsel to the effect that beneficial owners of the junior subordinated debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our exercise of our option to defease the junior subordinated debt securities, and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred, which opinion of counsel must be based, solely in the case of legal defeasance, upon a ruling of the IRS to the same effect or a change in applicable federal income tax law or related treasury regulations after the date of the applicable junior subordinated indenture.

Subordination
The junior subordinated debt securities will be subordinate and junior in right of payment to all Priority Indebtedness as defined below.
If:
•	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;
•	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Priority Indebtedness; or
•	the maturity of any Priority Indebtedness has been accelerated because of a default on that Priority Indebtedness, then the holders of Priority Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Priority Indebtedness, and, in the case of the second and third instances, of all amounts due on that Priority Indebtedness, or we will make provision for those payments, before the holders of any junior subordinated debt securities have the right to receive any payments of principal or interest on their junior subordinated debt securities.

“Priority Indebtedness” means the principal, premium, interest and any other payment in respect of any of the following:
•	all of our current and future indebtedness for borrowed or purchase money whether or not evidenced by notes, debentures, bonds or other similar written instruments;
•	our obligations under synthetic leases, finance leases and capitalized leases;
•	our obligations for reimbursement under letters of credit, surety bonds, banker’s acceptances, security purchase facilities or similar facilities issued for our account;
•
any of our other indebtedness or obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements; and

•	all indebtedness of others of the kinds described in the preceding categories which we have assumed, endorsed or guaranteed or with respect to which we have a similar contingent obligation.
However, “Priority Indebtedness” will not include trade accounts payable, accrued liabilities arising in the ordinary course of business, indebtedness to our subsidiaries, and any other indebtedness that effectively by its terms, or expressly provides that it, ranks on parity with, or junior to, the junior subordinated debt securities.
Priority Indebtedness will be entitled to the benefits of the subordination provisions in the applicable junior subordinated indenture irrespective of the amendment, modification or waiver of any term of the Priority Indebtedness. We may not amend the applicable junior subordinated indenture to change the subordination provisions in a manner adverse to the holders of Priority Indebtedness without the consent of each holder of Priority Indebtedness that the amendment would adversely affect.
The junior subordinated debt securities will be unsecured and will be subordinated and junior in right of payment, to the extent and in the manner stated in the applicable junior subordinated indenture, to all of our existing and future Priority Indebtedness. The junior subordinated debt securities will be effectively subordinated to all liabilities of our subsidiaries. Holders of the junior subordinated debt securities should recognize that contractual provisions in the applicable junior subordinated indenture may prohibit us from making payments on the junior subordinated debt securities.
The junior subordinated indenture does not restrict or limit in any way our ability to incur Priority Indebtedness.
Events of Default
Each of the following is an “Event of Default” with respect to the junior subordinated debt securities:
•	failure to pay required interest on the junior subordinated debt securities for 30 days;
•	failure to pay when due principal on the junior subordinated debt securities;
•
failure to perform, for 90 days after notice, any other covenant in the junior subordinated indenture applicable to the junior subordinated debt securities, unless such period is extended or corrective action is initiated within such periods and is being diligently pursued; and

•	certain events of bankruptcy or insolvency, whether voluntary or not.
If an Event of Default should occur and be continuing, either the junior subordinated trustee or the holders of at least 25% in total principal amount of outstanding junior subordinated debt securities may declare each junior subordinated debt security immediately due and payable.
The holders of a majority in principal amount of outstanding junior subordinated debt securities may waive a default or Event of Default, other than a default in the payment of principal of, or interest on, the junior subordinated debt securities (including the redemption price or purchase price of the junior subordinated debt securities, if applicable), or a default or Event of Default with respect to a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debt security.
If any portion of the amount payable on the junior subordinated debt securities upon acceleration is considered by a court to be unearned interest, the court could disallow recovery of such portion.

The holders of a majority in principal amount of outstanding junior subordinated debt securities will be entitled to control certain actions of the junior subordinated trustee. The junior subordinated trustee generally will not be required to take any action requested, ordered or directed by any of the holders of the junior subordinated debt securities, unless one or more of such holders shall have offered to the junior subordinated trustee security and/or indemnity satisfactory to it.
Before any holder of junior subordinated debt securities may institute action for any remedy, except payment on such holder’s junior subordinated debt securities when due, the holders of not less than a majority in principal amount of outstanding junior subordinated debt securities must request the junior subordinated trustee to take action. Holders must also offer and give the junior subordinated trustee security and/or indemnity satisfactory to it against liabilities incurred by the junior subordinated trustee for taking such action.
We are required to annually furnish the junior subordinated trustee a statement as to our compliance with all conditions and covenants under the junior subordinated indenture. The junior subordinated trustee is required, within 90 days after the occurrence of a default, to give notice of all defaults to each holder of the junior subordinated debt securities. However, the junior subordinated indenture provides that the junior subordinated trustee may withhold notice to the holders of the junior subordinated debt securities of any default, other than a default in the payment of principal of, or interest on, the junior subordinated debt securities (including the redemption price or purchase price of the junior subordinated debt securities, if applicable), if it considers withholding notice to be in the interests of the holders of the junior subordinated debt securities.
Book-Entry, Delivery and Form
Unless otherwise specified in an applicable prospectus supplement, the provisions of “Description of Senior Debt Securities and Subordinated Debt Securities—Book-Entry, Delivery and Form” will apply to junior subordinated debt securities.

DESCRIPTION OF CAPITAL STOCK
SJI is authorized to issue 120,000,000 shares of common stock, $1.25 par value per share, and 2,500,000 shares of preference stock, without par value. As of August 1, 2019, there were 92,390,349 shares of common stock outstanding and no shares of preference stock outstanding.
Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “SJI.” All outstanding shares of our common stock are validly issued, fully paid and nonassessable.
The following description of the terms of our common stock is not complete and is qualified in its entirety by reference to our Certificate of Incorporation, as amended through February 27, 2015 (as so amended, our “Certificate of Incorporation”), our Bylaws, as amended and restated through April 21, 2017 (our “Bylaws”), and the laws of the state of New Jersey.
Common Stock
Voting Rights
The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of shareholders.
There is no provision for cumulative voting with regard to the election of directors. This could prevent directors from being elected by a relatively small group of shareholders.
Dividend Rights
Holders of our common stock are entitled to receive any dividends our board of directors may declare on our common stock, subject to the prior rights of any preference stock. Our board of directors may declare dividends from funds legally available for this purpose.
Liquidation Rights
If we liquidate, dissolve or are wound up, then after payment of or provision for claims of creditors and after payment of any liquidation preferences to holders of any preference stock, the holders of our common stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in our net assets available for distribution to holders of common stock.
Other Rights
The holders of our common stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of stock of SJI and no rights to convert their common stock into any other securities. Our common stock is not subject to any redemption or sinking fund provisions.
Preference Stock
Our board of directors has the authority, without other action by shareholders, to issue preference stock in one or more series.
Our board of directors has the authority to determine the terms of each series of preference stock, within the limits of our amended and restated articles of incorporation, our amended and restated by-laws and the laws of the state of New Jersey. These terms include the number of shares in a series and applicable dividend rights, liquidation preferences, terms of redemption, conversion rights and voting rights, if any.
Anti-Takeover Provisions of our Certificate of Incorporation, Bylaws and New Jersey law
Certain provisions of our Certificate of Incorporation, our Bylaws and New Jersey law could discourage, delay or prevent some transactions involving unsolicited acquisitions or changes of control of the Company. We believe that these provisions will enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in the best interests of the Company, our shareholders and certain other constituents. However, such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of the Company, even when a majority of our shareholders might consider such proposals, if made, desirable. Such provisions also may have the effect of making it more difficult for third parties to cause the replacement of our current management without the assent of our board of directors. These provisions include:
•	limitations on certain transactions (including mergers, consolidations, asset dispositions and securities issuances) with certain entities that beneficially own 5% or more of our capital stock;
•	a requirement for the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding common stock to amend the limitations on such transactions;
•	authorization of our board of directors to issue common stock and preference stock from time to time in its discretion;
•
authorization of our board of directors to establish one or more series or classes of undesignated preference stock, the terms of which can be determined by our board of directors at the time of issuance;

•	noncumulative voting;
•	authorization of our directors to fill any vacancies on our board of directors, including vacancies resulting from a board resolution to increase the number of directors; and
•	advance notice procedures with respect to nominations of directors or proposals other than those adopted or recommended by our board of directors.
Transactions with Related Persons
Our Certificate of Incorporation prohibits us from engaging in certain transactions with certain “Related Persons,” as further described further below, including (i) any merger or consolidation, (ii) any sale, lease, exchange or other disposition of any substantial part of our assets or (iii) any issuance or transfer of any securities having voting power in exchange for securities, cash or other property unless (x) approved by the affirmative vote of the holders of at least 80% of the outstanding shares of all classes of our capital stock entitled to vote in the election of directors or (y) approved by our board of directors prior to the time that the Related Person became a Related Person. The restriction applies to any such transaction with a person who was a Related Person within the 12 months preceding the record date for determination of the shareholders entitled to notice of the transaction and to vote thereon.
A “Related Person” is defined for this purpose as any person (other than a corporation or any subsidiary of SJI) who is the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors.
The provisions of our Certificate of Incorporation relating to transactions with Related Persons may be amended only by the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding capital stock.
Anti-Takeover Effects of the New Jersey Shareholders Protection Act
We are subject to Section 14A:10A of the New Jersey Shareholders Protection Act. Subject to certain qualifications and exceptions, the statute prohibits an interested stockholder of a corporation from effecting a business combination with the corporation for a period of five years unless (i) the corporation’s board of directors approved the combination prior to the shareholder becoming an interested stockholder or (ii) the corporation’s board of directors approved the transaction or series of transactions which caused the person to become an interested stockholder before the person became an interested stockholder and any subsequent business combination with that interested stockholder is approved by independent members of the board of directors and the holders of a majority of the voting stock not beneficially owned by the interested stockholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations covered by the New Jersey statute may not engage at any time in a business combination with any interested stockholder of that corporation unless the combination is approved by the board of directors prior to the interested stockholder’s stock acquisition date, the combination receives the approval of two-thirds of the voting stock of the corporation not beneficially owned by the interested stockholder or the combination meets minimum financial terms specified by the statute.

An “interested stockholder” is defined for this purpose to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate or associate of the corporation who within the prior five year period has at any time owned 10% or more of the voting power of the then outstanding stock of the corporation.
The term “business combination” is defined to include, among other things:
•
the merger or consolidation of the corporation with the interested stockholder or any corporation that is or after the merger or consolidation would be an affiliate or associate of the interested stockholder;

•
the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested stockholder or any affiliate or associate of the interested stockholder of 10% or more of the corporation’s assets; or

•	the issuance or transfer to an interested stockholder or any affiliate or associate of the interested stockholder of 5% or more of the aggregate market value of the stock of the corporation.
Authorized but Unissued Common Stock and Preference Stock
The authorized but unissued shares of our common stock and preference stock are available for future issuance without shareholder approval. Further, our board of directors can set the voting rights, redemption rights, conversion rights and other rights relating to any such preference stock and could issue such stock in either public or private transactions.
New Jersey law does not require shareholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply to us so long as our common stock remains listed on the New York Stock Exchange, require shareholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our common stock.
We may issue additional shares for a variety of corporate purposes. We may engage in public or private offerings to raise additional capital or to facilitate corporate acquisitions. We may issue shares of common or preference stock to persons friendly to current management. Such an issuance may discourage, delay or prevent an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. This could deprive our shareholders of opportunities to sell their shares of our stock at prices higher than prevailing market prices. Our board of directors could also use these shares to dilute the ownership of persons seeking to obtain control of the Company.
Number of Directors; Filling of Vacancies
Our Bylaws provide that our board of directors will have eleven directors. The size of the board of directors may be changed by a majority vote of the board of directors. Our Bylaws permit the board of directors to fill any new directorships it creates and any other vacancies. Accordingly, our board of directors may be able to prevent any shareholder from obtaining majority representation on our board of directors by increasing the size of the board of directors and filling the newly created directorships with its own nominees.
The provisions of our Bylaws relating to the number of directors and filling of vacancies may be amended only by the majority vote of the directors or the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding capital stock.
Advance Notice Provisions
Our Bylaws provide that in order for a shareholder to nominate a director or bring other business before an annual meeting, the shareholder must give written notice, in proper form, to our Secretary (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the previous year’s annual meeting of shareholders, not less than 60 days nor more than 90 days prior to the anniversary date, (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the previous year’s annual meeting, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever comes first, and (iii) in the case of any special meeting of the shareholders, not less than 60 days nor more than 90 days prior to the date of such meeting.

Only persons who are nominated by, or at the direction of, our board of directors, or who are nominated by a shareholder who has given timely written notice, in proper form, to our Secretary prior to a meeting at which directors are to be elected, will be eligible for election as directors. The notice of any nomination for election as a director must set forth:
•	the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;
•	the class and number of shares of the Company beneficially owned by the shareholder and any persons acting in concert with the shareholder;
•
a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made by the shareholder;

•
such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by our board of directors; and

•	the consent of each nominee to serve as a director if so elected.
The notice to bring any other matter a shareholder proposes to bring before a meeting of the shareholders must also set forth:
•	a description of the proposal containing all material information relating thereto; and
•
a representation that the shareholder is a holder of record of the stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring the business specified in the notice before the meeting.

The advance notice provisions may discourage, delay or prevent a person from bringing matters before a shareholder meeting. The provisions may provide enough time for us to begin litigation or take other steps to respond to these matters, or to prevent them from being acted upon.
Transfer Agent
Broadridge Corporate Issuer Solutions, Inc., serves as our transfer agent and registrar.

DESCRIPTION OF OTHER SECURITIES
We will set forth in the applicable prospectus supplement a description of any preference stock, warrants, depositary shares, purchase contracts or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION
We may sell the offered securities through agents, through underwriters or dealers, directly to one or more purchasers, through a combination of any of these methods of sale or through any other methods described in a prospectus supplement. The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.
The applicable prospectus supplement will set forth whether or not an underwriter may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids.

VALIDITY OF THE SECURITIES
Unless otherwise indicated in the applicable prospectus supplement, Gibson, Dunn & Crutcher LLP, New York, New York will pass upon the validity of any securities issued under this prospectus as to matters governed by the laws of the State of New York. Unless otherwise indicated in the applicable prospectus supplement, Melissa Orsen, Senior Vice President and General Counsel of the Company will pass upon the validity of any securities issued under this prospectus as to all matters governed by the laws of the State of New Jersey. Ms. Orsen is employed by the Company, participates in various employee benefit plans of the Company under which she may receive shares of common stock of the Company and currently beneficially owns less than one percent of the outstanding shares of common stock of the Company. Any underwriters will be represented by their own legal counsel, which will be named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
The financial statements of Elizabethtown Gas as of and for the years ended December 31, 2017 and 2016 apprearing in Exhibit 99.2 to the Current Report on Form 8-K of South Jersey Industries, Inc. dated September 12, 2018, incorporated by reference in this registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and is incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The audited historical financial statements of Elizabethtown Gas for the year ended December 31, 2015 included in South Jersey Industries, Inc.’s Current Report on Form 8-K dated September 12, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

$287,500,000

South Jersey Industries, Inc.
5.020% Junior Subordinated Notes due 2031

REMARKETING PROSPECTUS SUPPLEMENT
Joint Remarketing Agents
BofA Securities
Wells Fargo Securities
Co-Remarketing Agents
Citizens Capital Markets
TD Securities
The date of this remarketing prospectus supplement is March 25, 2021